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                                                                   Exhibit 10.11

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                  ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT

     This ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT (the "Agreement") is entered into as of February 18, 2002 (the "Effective Date"), by and between NEOSAN PHARMACEUTICALS INC. ("NeoSan"), a corporation organized and existing under the laws of the State of Delaware with offices located at 2320 Scientific Park Drive, Wilmington, NC 28409, and ELI LILLY AND COMPANY ("Lilly"), a corporation organized and existing under the laws of the State of Indiana with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285. NeoSan and Lilly are sometimes referred to herein individually as a "Party" and collectively as "Parties".

                                    RECITALS

     WHEREAS, subject to the terms and conditions set forth in this Agreement, Lilly and NeoSan desire to enter into an agreement pursuant to which: (i) Lilly will sell or license to NeoSan, and NeoSan will purchase or license from Lilly, certain promotional materials, new drug applications, copyrights, trade dress, technology and trademarks owned by Lilly or its Affiliates, as set forth below,
(ii) NeoSan will license to Lilly (or Lilly will reserve) certain rights under the new drug applications, technology, copyrights, trade dress, trademarks and other assets purchased by or licensed to NeoSan to be used by Lilly to manufacture Product for NeoSan under the Manufacturing Agreement, and (iii) NeoSan will assume certain liabilities associated with the rights transferred herein, each in accordance with the terms and conditions set forth herein; and

     WHEREAS, Lilly and NeoSan desire to enter into a separate manufacturing agreement of even date herewith (the "Manufacturing Agreement") whereby Lilly will manufacture certain presentations of Product on behalf of NeoSan.

     NOW, THEREFORE, in consideration of the foregoing, the covenants and promises contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Lilly and NeoSan agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1 "ACTION OR PROCEEDING" means any action, suit, proceeding, arbitration, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

1.2 "ACTIVITIES" means the manufacturing, packaging, marketing, distribution, promoting, co-marketing, co-promoting and selling of the Product as conducted by Lilly in the United States on or before the Closing Date.

1.3 "AFFILIATES" means, with respect to a Party, any Persons directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by contract or otherwise.

1.4 "APPLICABLE LAWS" means all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority, including all laws, ordinances, rules and regulations promulgated by the World Health Organization and the FDA, including cGMP (as defined in the Manufacturing Agreement).

1.5 "ASSIGNED TRADE DRESS" means any unique appearance, look, shape, size or color of the Product marketed by Lilly or its Affiliates as of the Effective Date other than the Licensed Trademark and Trade Dress.

1.6 "ASSIGNED TRADEMARKS" means the trademarks listed in SCHEDULE 1.6 attached hereto, and all amendments thereto. For avoidance of doubt, the Assigned Trademarks do not include the Assigned Trade Dress or Licensed Trademarks and Trade Dress.

1.7  "ASSUMED LIABILITIES" will have the meaning set forth in Article 10.


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

1.8 "BASE YEAR'S AVERAGE QUARTERLY NET SALES" means fifteen million eight hundred thousand US dollars ($15,800,000). For any partial Calendar Quarter in which a NeoSan New Product is sold, the Base Year's Average Quarterly Net Sales for such Calendar Quarter with respect to such NeoSan New Product means the product of (a) fifteen million eight hundred thousand U.S. dollars ($15,800,000) multiplied by (b) the quotient of the number of days in such partial Calendar Quarter divided by ninety (90) days.

1.9  "B OF A" will have the meaning set forth in Section 6.25.

1.10 "BOND OFFERING" will have the meaning set forth in Section 6.25.

1.11 "BOND FINANCING HIGHLY-CONFIDENT LETTER" will have the meaning set forth in
     Section 6.25.

1.12 "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records (including scientific, regulatory and financial) owned by Lilly or an Affiliate of Lilly to the extent, and only to the extent, they are significantly related to the Purchased Assets (including the Products or the manufacture, marketing, promotion, sale or distribution thereof), including any sales records, pricing lists, customer lists (to the extent owned by Lilly or its Affiliates), vendor lists, financial data, regulatory information or files (including adverse event reports and annual regulatory reports), litigation files, patent prosecution files, adverse claims or demands, investigation information or files, trademark registration certificates, trademark renewal certificates.

1.13 "CALENDAR QUARTER" means the three month period ending on March 31, June 30, September 30, or December 31. The initial Calendar Quarter will be deemed to begin on the Closing Date and end on the first to occur of March 31, June 30, September 30 or December31.

1.14 "CALENDAR YEAR" means the twelve (12) month period ending on December 31st. The initial Calendar Year will be deemed to begin on the Closing Date and end on December 31, 2002.

1.15 "CLOSING DATE" will have the meaning set forth in Section 7.3(a).

1.16 "COMBINATION PATENTS" will have the meaning set forth in Section 3.7.

1.17 "COMMON LAW LICENSED TRADE DRESS" means the rights to the appearance, look, shape or size (but not color) of the parabaloidal capsule as it relates to the Product in the United States.

1.18 "CONFIDENTIAL INFORMATION" means information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party (the "Receiving Party") from the other Party (the "Disclosing Party") that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

          (a) was known to the Receiving Party or its Affiliates prior to receipt from the Disclosing Party, as documented in written records or publications, that lawfully are in the possession of the Receiving Party or its Affiliates;

          (b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

          (c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Affiliates;

          (d) is obtained by the Receiving Party or its Affiliates from any Third Person without an obligation of confidentiality; or

          (e) is independently developed by an employee, contractor or agent of the Receiving Party or its Affiliates, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

          Notwithstanding the foregoing, (i) where a Disclosing Party discloses Confidential Information relating to an asset of such Disclosing Party to the Receiving Party, and the Receiving Party is or later becomes the owner of the asset, the Confidential Information then will be deemed to be Confidential Information of the Receiving Party, and the Disclosing Party may disclose and use such Confidential Information only in accordance with
     Article 8, below, provided, however, that where such Confidential Information was originally owned by Lilly, Lilly may use such Confidential Information for, and disclose such Confidential Information in connection with, the Permitted Uses without the prior written consent of NeoSan, and
     (ii) with respect to Confidential Information related to the Licensed Technology and Licensed Trademark and Trade Dress, NeoSan may use and disclose such Confidential Information without the prior written consent of Lilly.

1.19 "CONTRACT" means any and all legally binding commitments, contracts, purchase orders, leases, or other agreements, whether written or oral.

1.20 "COPYRIGHTS" means all of Lilly's copyright rights listed in SCHEDULE 1.20 attached hereto, and any and all package inserts (excluding any Lilly-owned trademarks, logos or designs or trademarks, logos or designs licensed by Lilly other than those trademarks, logos or designs expressly assigned or licensed to NeoSan pursuant to the terms hereof), which are or were used or exercised by Lilly or its Affiliates in connection with the Activities or the Product.

1.21 "DAMAGES" means any and all costs, losses, claims, demands for payment, threatened government enforcement actions, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

1.22 "DEA" means the United States Drug Enforcement Agency, and any successor agency or entity thereto that may be established hereafter.

1.23 "DEDUCTIBLE AMOUNT" will have the meaning set forth in Section 11.4.

1.24 "EFFECTIVE DATE" will have the meaning set forth in the first paragraph of this Agreement.

1.25 "ENCUMBRANCE" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, third-party right or retained right of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

1.26 "EXCLUDED LIABILITIES" means all Obligations of Lilly and its Affiliates other than Assumed Liabilities, including:

          (a) any Obligations arising out of any claims by the FDA, DEA or any other government entity or regulatory body that Lilly has failed to fulfill Lilly's regulatory obligations in connection with the NDAs prior to the Closing Date (except to the extent that such Damages arise out of any action or inaction on the part of NeoSan);

          (b) any Obligations arising out of the manufacture, marketing or sale of the Product prior to the Closing Date; and

          (c) any Obligations that Lilly expressly covenants and agrees to perform pursuant to the provisions of this Agreement or the Manufacturing Agreement.

1.27 "EXPIRED TRADEMARKS" will have the meaning set forth in Section 4.1.


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1.28 "FDA" means the United States Food and Drug Administration, and any
     successor agency or entity thereto that may be established hereafter.

1.29 "GOVERNMENTAL OR REGULATORY AUTHORITY" means any United States federal, state or local governmental or regulatory authority, agency, commission, court or instrumentality, including the FDA.

1.30 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976,
     Section 7A of the Clayton Act, 15 U.S.C. Section 18a, as amended.

1.31 "IMPLEMENTATION TEAM" will have the meaning set forth in Section 6.1.

1.32 "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" will have the meanings set forth in Section 11.3.

1.33 "INTELLECTUAL PROPERTY" will have the meaning set forth in Section 4.1.

1.34 "KNOW-HOW" means all of the following to the extent pertaining to Product as of the Closing Date and any pending or terminated analogs, derivatives, improvements or variations thereon as of the Closing Date and the manufacture, promotion, marketing, sale, use or importation of the foregoing (except to the extent specifically and exclusively related to the Combination Patents) as of the Closing Date: specifications; tangible or intangible manufacturing, physical chemistry and formulation know-how; analytical testing methods and validations; technical knowledge; expertise; skill; practices and procedures; formulae; tangible or intangible trade secrets; inventions (whether or not patentable); ideas; conceptions; reductions-to-practice; confidential and/or proprietary information; analytical methodology; processes (including any portion, step and component of such processes); methods; preclinical, clinical, stability and other data and results; chemical samples or substances; market studies; and all other experience and know-how, whether or not patentable, provided that nothing in this Agreement will require Lilly to locate or review the files or records specifically pertaining to the Combination Patents or the combination products covered thereby for potential Know-How and provided further that, subject to the limitations set forth in Section 3.2, the foregoing exclusion with respect to the Combination Patents will not preclude NeoSan or its Affiliates or permitted sublicensees or assignees from utilizing the Know-How licensed or transferred hereunder with respect to their own combination pharmaceutical products that do not infringe the Combination Patents.

1.35 "LICENSED TECHNOLOGY" means all Know-How which have been issued, filed, developed, created, made, used or acquired on or before the Closing Date by Lilly or its Affiliates, to the extent such Know-How are used by Lilly in connection with the development, manufacture, use or sale of the Products in the United States as of the Closing Date; provided that "Licensed Technology" does not include the Combination Patents.

1.36 "LICENSED TRADEMARK AND TRADE DRESS" means (i) the United States Pulvules(R) Trademark, (ii) the Common Law Licensed Trade Dress, and (iii) the United States Parabaloidal Capsule Trade Dress.

1.37 "LOAN FACILITY" will have the meaning set forth in Section 6.25.

1.38 "LOAN FACILITY HIGHLY-CONFIDENT LETTER" will have the meaning set forth in
     Section 6.25.

1.39 "MANUFACTURING AGREEMENT" will have the meaning set forth in the second WHEREAS clause of this Agreement.

1.40 "MARKETING MATERIALS" means (i) all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sale straining materials, customer information solely with respect to sales of Products in the United States (including doctors, general purchasing organizations (GPOs) and pharmacists), promotional and marketing books and records owned by Lilly and its Affiliates solely pertaining to the marketing and promotion of the Products in the United States; and (ii) the Promotional Materials, provided that "Marketing Materials" will exclude the labeling of the Products, which will be deemed part of the Regulatory Approvals.

1.41 "MATERIAL ADVERSE EFFECT" means an effect or condition that individually or in the aggregate is materially adverse to (i) the Purchased Assets taken as a whole; (ii) any material Product or its Regulatory Approval in the United States, each taken individually; or (iii) the business of manufacturing, marketing or selling Products, taken as a whole, as conducted by Lilly and its Affiliates in the ordinary course of business in the United States prior to the Closing Date.

1.42 "MYLAN" means Mylan Pharmaceuticals, Inc.

1.43 "MYLAN AGREEMENT" means the propoxyphene Supply Agreement between Lilly and Mylan entered into as of the 18th of April 1994, as thereafter amended.

1.44 "NDAS" mean the United States New Drug Applications and Investigational New Drug applications ("IND") listed in SCHEDULE 1.44 attached hereto and all other submissions, sup-plements or amendments pertaining thereto, and the official and working regulatory and clinical files and data pertaining to any of the foregoing in the possession or control of Lilly or its Affiliates as of the Closing Date. For avoidance of doubt, the NDAs do not include any marketing authorizations in any jurisdiction outside of the United States or any other submissions, supplements or amendments pertaining thereto filed outside of the United States.

1.45 "NEOSAN IMPROVEMENTS" means any inventions, ideas, conceptions, or reductions-to-practice, patentable or not, information, works, and/or data pertaining to Products or analogs, derivatives, improvements or variations thereof that are generated, identified, discovered, created and/or made by NeoSan, its Affiliates, or its or its Affiliates' employees or a Third Person contracted by or otherwise controlled by NeoSan based on the use or practice of the Licensed Technology.

1.46 "NEOSAN NEW PRODUCT" means (i) any pharmaceutical product that is an analog, derivative, improvement or variation of a Product arising out of NeoSan Improvements, (ii) any pharmaceutical product which includes propoxyphene or any analog, derivative, improvement, or variation of propoxyphene as an active ingredient arising out of an invention related to the Product conceived and reduced to practice by a NeoSan or a NeoSan Affiliate employee(s) or a Third Person contracted by or otherwise controlled by NeoSan, (iii) any other pharmaceutical product developed by NeoSan and/or a Third Person contracted by or otherwise controlled by NeoSan which includes propoxyphene or any analog, derivative, improvement, or variation of propoxyphene as an intended active ingredient, or (iv) any pharmaceutical product marketed under a name which includes "Darvon," "Darvocet," "Distalgesic," "Digesic"or "Doloxene." Notwithstanding the foregoing, a pharmaceutical product which includes propoxyphene or any analog, derivative, improvement or variation thereof will not constitute an NeoSan New Product to the extent such product is acquired by NeoSan or its Affiliates as a result of any (a)(i) merger or (ii) acquisition by NeoSan or its Affiliates of substantially all of the assets of a Third Person (each, an "NeoSan Relationship"), in which the other party or parties involved in such NeoSan Relationship at that time already conducts or engages in the manufacturing, marketing, selling, promoting, distributing, co-marketing, co-promoting, importing, exporting or active developing of a pharmaceutical product which includes propoxyphene or any analog, derivative, improvement or variation thereof, or (b) acquisition by NeoSan or its Affiliates of any pharmaceutical product (whether or not containing propoxyphene as an active ingredient), either before or after the acquisitions contemplated by this Agreement, and any analogs, derivatives, improvements or variations of or for such acquired pharmaceutical product, that are not marketed under a name which includes "Darvon," "Darvocet," "Distalgesic," "Digesic" or "Doloxene".


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1.47 "NET SALES" means, with respect to the Product or any NeoSan New Product, as the context requires, the gross amount invoiced by Lilly or a Permitted Seller of the Product or such NeoSan New Product, as the context requires, for sales of the Product or such NeoSan New Product, as the context requires, to Third Persons (other than Permitted Sellers), less

          (a) trade, quantity and/or cash discounts actually allowed;

          (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances, credits or payments which effectively reduce the net selling price;

          (c) actual Product or NeoSan New Product returns and allowances, as the context requires; and

          (d) any costs of insurance, freight or sales Tax or governmental levies, and import duties, provided that they are included in such gross invoice amount and are itemized or readily identifiable on such invoice or other readily accessible documentation.

     Such amounts will be determined from books and records maintained in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). No deductions will be made for commissions.

1.48 "NET SALES VOLUME ADJUSTMENT" will have the meaning set forth in Section
     2.2.

1.49 "OBLIGATIONS" will have the meaning set forth in Article 10.

1.50 "PATENTS" means U.S. patents, patent applications, and statutory invention registrations (which, for the purpose of this Agreement, will be deemed to include provisional applications and invention disclosures), including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, all inventions disclosed therein, all rights provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto.

1.51 "PERMITTED ENCUMBRANCE" means (i) any Encumbrance for Taxes, assessments and other governmental charges not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established, (ii) any imperfection of title or other Encumbrance that, individually or in the aggregate with other such imperfections and Encumbrances, would not have a material adverse effect on any material Purchased Asset, and (iii) any rights expressly reserved or retained by Lilly pursuant to the terms of this Agreement.


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

1.52 "PERMITTED SELLER" means NeoSan and its Affiliates and any assignee, licensee or sublicensee having the right to sell Product or a NeoSan New Product.

1.53 "PERMITTED USES" means, with respect to Lilly or its Affiliates, (a) manufacturing the Product, or having the Product manufactured, for NeoSan under the Manufacturing Agreement and otherwise fulfilling its obligations thereunder, (b) making or having the Product made in the United States for purposes of Lilly or its Affiliates distributing, using, selling, offering to sell, importing (except importing into the United States), exporting (except exporting to the United States), marketing, promoting, co-marketing and co-promoting the Product outside the United States, or (c) making, having made, distributing, using, selling, offering to sell, importing (except importing into the United States), exporting (except exporting to the United States), marketing, promoting, co-marketing and co-promoting the Product outside of the United States.

1.54 "PERSON" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental or Regulatory Authority or any other organization or entity.

1.55 "PRODUCT" means propoxyphene or propoxyphene-based pharmaceutical products (including such products wherein propoxyphene is at least one of the active ingredients) in all forms marketed or marketable in the United States under the NDAs, as existing as of the Closing Date, under whatever name sold. Notwithstanding the foregoing, "Product" will not mean or include any new formulations (including any NeoSan New Product).

1.56 "PRODUCT INTELLECTUAL PROPERTY" means (a) the Copyrights, (b) Assigned Trade Dress, and (c) the Assigned Trademark. NeoSan acknowledges and agrees that "Product Intellectual Property" does not include the Combination Patents or any rights thereto.

1.57 "PROMOTIONAL MATERIALS" means all existing advertising and promotional materials, including flyers, brochures, pamphlets, video cassettes, computer disks, CD-ROMs, non- licensed software, tradeshow materials and booths, literature, journal articles or reprints, or any similar materials or items, which are owned by Lilly and are readily available and pertain solely to the promotion of the Product in the United States or the Activities.

1.58 "PURCHASED ASSETS" means: (i) all rights, title and interest in and to the Products; (ii) all rights, title and interest in and to the Regulatory Approvals; (iii) the Product Intellectual, Property; (iv), the Marketing Materials; or (v) the Books and Records. The Purchased Assets do not include any fixed assets or inventory.


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

1.59 "QUALITY AGREEMENT" will have the meaning set forth in the Manufacturing Agreement.

1.60 "REGULATORY APPROVALS" means the NDAs.

1.61 "REMEDIES" will have the meaning set forth in Section 6.17.

1.62 "REQUIRED LILLY THIRD PARTY CONSENTS" has the meaning set forth in Section 4.14.

1.63 "REPRESENTATIVES" of a Party means that Party's agents, contractors, employees, officers, directors, consultants, and advisors; its Affiliates; and the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates, agents, contractors, consultants and advisors.

1.64 "SUBSEQUENT EXCHANGE OFFER" will have the meaning set forth in Section 8.2(g).

1.65 "TAX" means all of the following tax by any Governmental or Regulatory Authority in connection with the operations of either Party or its Affiliates or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment; (ii) any Obligation for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Obligation for the payment of any amounts of the type described in (i) or
     (ii) above as a result of any express or implied obligation to indemnify any other person.

1.66 "THIRD PERSON" means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.67 "TRANSACTION FINANCING" will have the meaning set forth in Section 6.25.

1.68 "UNITED STATES" or "U.S." means the fifty (50) states and the District of Columbia constituting the United States of America and any territory or commonwealth owned or controlled by the United States of America, including Puerto Rico.

1.69 "UNITED STATES PARABOLOIDAL CAPSULE TRADEMARK" means the United States registered trademark design for a paraboloidal capsule, registration number 732,292, registration date 06/05/1962.


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1.70 "UNITED STATES PULVULES(R) TRADEMARK" means the United States registered trademark Pulvules(R), registration number 144210, registration date 06/28/1921.

                                    ARTICLE 2
                                  CONSIDERATION

          In consideration of (i) Lilly's sale of Purchased Assets to NeoSan as set forth in this Agreement and (ii) the licenses granted by Lilly to NeoSan under the Licensed Technology and Licensed Trademark and Trade Dress, as set forth in this Agreement, NeoSan will pay the following amounts, as set forth in Sections 2.1 and 2.4:

2.1 NEOSAN'S PAYMENT UPON THE CLOSING DATE. On the Closing Date, NeoSan will pay to Lilly the sum of Two Hundred Eleven Million Four Hundred Thousand United States Dollars (US$211,400,000) by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly.

2.2 NET SALES VOLUME ADJUSTMENT. In the event that, during any consecutive twelve (12) calendar month period occurring between (and including) January 1,2002 and the last day of the calendar month that contains the first year anniversary of the Closing Date, the aggregate of the (i) Net Sales of Product by Lilly and (ii) the Net Sales of Product by NeoSan or other Permitted Sellers equals or exceeds fifty million United States dollars ($50,000,000), Lilly will not owe NeoSan any purchase price adjustment ("Net Sales Volume Adjustment") pursuant to this Section 2.2; otherwise, Lilly will pay to NeoSan a Net Sales Volume Adjustment calculated as set forth in SCHEDULE 2.2 attached hereto. For purposes of this Agreement, a Net Sale of Product will be deemed to have been made by Lilly, NeoSan or a Permitted Seller, as applicable, as of the recorded sale date according to GAAP, without regard to whether its customer has actually paid Lilly, NeoSan or a Permitted Seller, as applicable. NeoSan will deliver to Lilly within fifteen (15) days of the end of each calendar month, a report detailing the Net Sales made by NeoSan or another Permitted Seller during the previous Calendar Month. Lilly will pay any Net Sales Volume Adjustment owed by Lilly pursuant to this Section 2.1 within thirty days after the last day of the calendar month that contains the one (1) year anniversary of the Closing Date.


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

2.3 PURCHASE PRICE ADJUSTMENT. For any Net Sales of Product by Lilly during any calendar month during the period beginning February 1, 2002 and ending the day before the Closing Date in excess of (i) four million one hundred sixty-seven thousand United States dollars ($4,167,000) for each full calendar month during such period, and (ii) the product of four million one hundred sixty-seven thousand United States dollars ($4,167,000) multiplied by the quotient of the number of days prior to the Closing Date in the calendar month that the Closing Date occurs divided by thirty (30) (the "Excess Net Sales"), Lilly will pay to NeoSan within thirty (30) days after the Closing Date a purchase price adjustment equal to ninety percent (90%) of such Excess Net Sales.

2.4  ROYALTY PAYMENT.

          (a) NeoSan will accrue and owe a royalty to Lilly equal to [**] percent ([**]%) of Net Sales of a NeoSan New Product in a Calendar Quarter in the United States by a Permitted Seller (collectively referred to as the "Royalty Payment"), to the extent, and only to the extent, that such Net Sales of all NeoSan New Products plus all Net Sales of Products by Permitted Sellers in such Calendar Quarter in the United States exceed, in the aggregate, the Base Year's Average Quarterly Net Sales. For any partial Calendar Quarter in which a NeoSan New Product is sold in the United States, for purposes of determining if and to what extent a Royalty Payment is due and owing with respect to such NeoSan New Product, the Net Sales of all NeoSan New Products in the United States plus all Net Sales of Products by Permitted Sellers in the United States in such Calendar Quarter will be deemed to be equal to the product of (a) the total of such Net Sales multiplied by (b) the quotient of the number of days in such partial Calendar Quarter divided by ninety (90) days. For purposes of clarity and not in limitation thereof, no royalties will be owed by NeoSan or its Affiliates with respect to any Net Sales of Products or any pharmaceutical product not coming within the definition of "NeoSan New Product". This
     Section 2.3(a) will be in force with respect to each NeoSan New Product in the United States until ten (10) years from the commercial launch of such NeoSan New Product in the United States.

          (b) NeoSan will pay to Lilly the Royalty Payment attributable to Net Sales of NeoSan New Products made during a Calendar Quarter within sixty
     (60) days of the end of such Calendar Quarter, without regard to whether the Permitted Seller's customer has actually paid NeoSan. For purposes of this Agreement, a Net Sale of a NeoSan New Product will be deemed to have been made as of the recorded sale date according to GAAP, without regard to whether its customer has actually paid NeoSan. Within sixty (60) days of the end of such Calendar Quarter, NeoSan will provide Lilly with a written report detailing the Net

     Sales of NeoSan New Products made during the previous Calendar Quarter. All payments to Lilly pursuant to this Section 2.2 will be made by NeoSan by wire transfer on its due date to an account designated by Lilly no less than two business days prior to the date of payment, unless otherwise instructed by Lilly.

2.5 AUDITS. NeoSan will keep full and accurate books and records relating to the performance required of it of its Royalty Payment obligations under this Agreement and its Net Sales of Product. For any period in which NeoSan is obligated to pay a Royalty Payment with respect to Net Sales of NeoSan New Products, plus two (2) years thereafter, and the period beginning on the Closing Date and ending the last day of the calendar month that contains the one (1) year anniversary of the Closing Date with respect to Net Sales of Product, plus two (2) years thereafter, Lilly will have the right, during regular business hours and upon reasonable advance notice, to have such books and records of NeoSan audited no more frequently than once per Calendar Year so as to verify the accuracy of the information previously reported to Lilly. Lilly will, for purposes of such audit, utilize only the services of an independent CPA firm selected by Lilly and approved by NeoSan, such approval not to be unreasonably withheld.

          Such audit may cover the two (2) Calendar Years preceding the date of the request for such audit. Notwithstanding the foregoing, no audit of NeoSan pursuant to this Section 2.3 will cover any period of time preceding the Closing Date. As a condition for their access to conduct such audit, such accountants will agree with NeoSan to keep confidential any in formation obtained during such audit and will report to Lilly only their conclusions, with a copy or full summary of their oral or written reports being provided to NeoSan. The cost of such audit will be borne by Lilly; however, in the event such audit reveals that the Royalty Payments or Net Sales of Product previously reported to Lilly are less than the properly calculated amount of Royalty Payments hereunder or Net Sales of Product, as applicable, by five percent (5%) or more, the cost of the audit will be borne by NeoSan. NeoSan will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to sales of Products and NeoSan New Products thereby and granting Lilly the right to have an independent public accounting firm audit the accuracy of the information reported by the sublicensee in connection therewith.

2.6 LATE PAYMENTS. Any amounts not paid by either Party when due under this Agreement or the Manufacturing Agreement will be subject to interest from and including the date payment is due through and including the date upon which the other Party has collected the funds in accordance herewith at a rate equal to the lesser of
     (i) the sum of three percent (3%) plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty-five (365) day year, or (ii) the maximum interest rate allowed by law.

                                    ARTICLE 3
                    ASSIGNMENT AND LICENSE OF RIGHTS; CLOSING

3.1 ASSIGNMENT OF PURCHASED ASSETS TO NEOSAN. Subject to the terms and conditions set forth herein and in the bill of sale, a form of which is attached hereto as Exhibit A ("Lilly Bill of Sale"), on the Closing Date, Lilly agrees to assign, sell, convey, transfer and deliver to Neo San and to cause its Affiliates to assign, sell, convey, transfer and deliver to NeoSan, and NeoSan agrees to buy and accept, Lilly's and its Affiliates' entire right, title and interest in and to the Purchased Assets, free and clear from all Encumbrances other than Permitted Encumbrances. NeoSan hereby acknowledges receipt of copies of certain Books and Records during the due diligence process. Lilly will deliver to NeoSan any additional Books and Re cords requested by NeoSan on or after the Closing Date within a commercially reasonable time after such request. Notwithstanding the foregoing, Lilly will be entitled to retain a copy of all or any portion of the Books and Records for archive purposes. In the event, following the Closing Date, that Lilly or NeoSan discover that any of the Purchased Assets were held at the time of Closing by any Affiliate of Lilly and not transferred to NeoSan at the Closing, Lilly will cause the transfer thereof to NeoSan or NeoSan's designee as soon as is commercially practicable after such discovery. Notwithstanding the foregoing, Lilly and its Affiliates' assignment, sale, conveyance, transfer and delivery of the Assigned Trade Dress is restricted to the use of such trade dress with the Product and any NeoSan New Product, and neither this Section 3.1 nor any other part of this Agreement will be construed to restrict Lilly, its Affiliates or its licensees, assignees or successors from utilizing the Assigned Trade Dress in connection with any product or use other than the Product and any NeoSan New Product.

3.2 GRANT OF LICENSE TO NEOSAN UNDER LICENSED TECHNOLOGY. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to NeoSan, on behalf of Lilly and its Affiliates, and NeoSan accepts, under the Licensed Technology, an irrevocable (subject to suspension to the extent expressly set forth herein), fully-paid, royalty-free, exclusive license, with a right to sublicense or assign such license rights in accordance with the terms of this Agreement, solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import, export, promote and co-promote the Products, any analogs, derivatives, improvements or variations thereon, the NeoSan Improvements, NeoSan New Products, or other pharmaceutical products which utilize propoxyphene as an active ingredient thereof, in the United States (and to make or have made any of the foregoing outside the United States solely for importation into, and distribution, use, sale, market, co-market, promote and co-promote any of the foregoing in, the United States); provided, however, that the foregoing license with respect to making or having made any of the foregoing outside the United States will be non-exclusive; provided further, however, that the foregoing license will not be deemed to be a representation, warranty or covenant by Lilly that NeoSan will be able to practice the Licensed Technology to make and have made anywhere in the world any pharmaceutical product other than the Product or to make or have made the Product or any other pharmaceutical product outside of the United States. Notwithstanding anything in this Section 3.2 to the contrary, the license under the Licensed Technology granted to NeoSan pursuant to this
     Section 3.2 will not preclude Lilly from utilizing the Licensed Technology for any Permitted Uses during the term thereof. Further notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will be deemed to preclude Lilly from granting a license under the Licensed Technology to a Third Person solely for purposes of making or having made the Product in the United States for distribution, exportation (outside of the United States), use, sale, marketing, co-marketing, promoting and co-promoting the Product outside of the United States, and Lilly will have no liability for granting such license. The licenses granted to NeoSan pursuant to this Section 3.2 will be subject to the rights reserved by Lilly in the preceding two sentences.

3.3  GRANT OF LICENSE TO LICENSED TRADEMARK AND TRADE DRESS TO NEOSAN.

          (a) Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to NeoSan, and NeoSan accepts, under the Common Law Licensed Trade Dress, a fully paid, royalty-free, exclusive license solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote and co-promote the Product or NeoSan New Product in the United States.

          (b) Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to NeoSan, and NeoSan accepts, under the United States Pulvules(R) Trademark and United States Paraboloidal Capsule Trademark, a fully-paid, royalty-free, exclusive license solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote and co-promote the Product or NeoSan New Products in the United States.

          (c) All uses by NeoSan of the Licensed Trademark and Trade Dress will be in an appropriate manner, without jeopardizing the significance, distinctiveness or validity of the Licensed Trademark and Trade Dress; will use the designation "R" with the Licensed Trademark and Trade Dress which are registered trademarks and trade dress; will indicate that Pulvules(R) and the appearance of the paraboloidal capsule are registered trademarks of Lilly; and will only be in such form and manner as approved in writing by Lilly. All trademark and trade dress rights from NeoSan's use of the Licensed Trademark and Trade Dress will inure to the benefit of Lilly. NeoSan will not contest or challenge the validity of, or Lilly's ownership of, the Licensed Trademark and Trade Dress.

          (d) All Product featuring any of the Licensed Trademark and Trade Dress must be manufactured, labeled, sold, distributed and advertised in accordance with the Specifications (as defined in the Manufacturing Agreement) and all Applicable Laws, including cGMP and FDCA (as those terms are defined in the Manufacturing Agreement). Once each Calendar Year, in order that Lilly can assure itself of the maintenance of the above-described quality standards, NeoSan will: (i) provide to Lilly free of charge two (2) then-current production samples of each Product and NeoSan New Product featuring any of the Licensed Trademark and Trade Dress (with then-current packaging) not manufactured by Lilly, and (ii) permit Lilly to inspect the manufacturing process for each Product and NeoSan New Product not manufactured by Lilly featuring any of the Licensed Trademark and Trade Dress upon five (5) days prior notice.

          (e) Notwithstanding anything in this Section 3.3 to the contrary, the licenses under the Licensed Trademark and Trade Dress granted to NeoSan pursuant to this Section 3.3 will not preclude Lilly or its Affiliates from carrying out activities within the scope of the Permitted Uses. Further notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will be deemed to preclude Lilly from granting a license under the Licensed Trademark and Trade Dress to a Third Person solely for purposes of making or having made the Product in the United States for distribution, exportation (outside of the United States), use, sale, marketing, co-marketing, promoting and co-promoting the Product outside of the United States, and Lilly will have no liability hereunder for granting such license. The licenses granted to NeoSan pursuant to this Section 3.3 will be subject to the rights reserved by Lilly in the preceding two sentences.

          (f) Notwithstanding anything in this Section 3.3 to the contrary, any license granted to NeoSan under a Licensed Trademark and Trade Dress will terminate in the United States upon the date that NeoSan ceases to make, have made, sell, have sold, use, market, promote, co-market and co-promote all Products and NeoSan New Products that use such Licensed Trademark and Trade Dress in the United States.

3.4 SUBLICENSES. The licenses granted herein by Lilly to NeoSan pursuant to Sections 3.2 and 3.3 may be freely sublicensed by NeoSan after payment of the $211,400,000 pursuant to Section 2.1, subject to the sublicensee's compliance with the relevant obligations hereof with respect to such licensed rights, without any consent by Lilly, provided that (a) NeoSan provides written notice of such sublicense or assignment to Lilly prior to granting such sublicense, (b) NeoSan and aaiPharma Inc. ("aaiPharma") will guarantee the performance of any sublicensee permitted pursuant to this
     Section 3.4 in a form comparable to aaiPharma's guaranty appended hereto with respect to NeoSan's obligations hereunder, and (c) NeoSan will remain liable for Royalty Payments as a result of Net Sales made by a Third Person pursuant to a sublicense or license permitted pursuant to this Section 3.4. The licenses granted herein by Lilly to NeoSan pursuant to Sections 3.2 and
     3.3 may be sublicensed by NeoSan without continuing liability or guaranty to Lilly therefore only with the prior written consent of Lilly, which will not unreasonably be withheld.

3.5  GRANT OF LICENSE TO LILLY.

          (a) Subject to the terms and conditions set forth herein, as of the Closing Date, NeoSan hereby grants to Lilly and its Affiliates, for no additional consideration, and Lilly and its Affiliates accept, a royalty-free, non-exclusive license, with a right to sublicense, except as limited below, in the United States under the Product Intellectual Property, the NDAs and the Marketing Materials solely to manufacture, or to have manufactured, the Products for NeoSan under the Manufacturing Agreement and otherwise fulfill its obligations thereunder; provided, however, that the non-exclusive license granted by NeoSan above will terminate effective upon the termination of the Manufacturing Agreement.

          (b) Subject to the terms and conditions set forth herein, as of the Closing Date, NeoSan hereby grants to Lilly and its Affiliates, for no additional consideration, and Lilly and its Affiliates accept, an exclusive, royalty-free license, with the right to sublicense, under the Marketing Materials, Copyrights and Assigned Trade Dress to sell, distribute, use, offer to sell, import, market and promote the Product outside the United States or to make or have made the Product inside the United States for selling, distributing, using, offering to sell, importing, marketing and promoting the Product outside of the United States. The license granted pursuant to this Section 3.5(b) will terminate with respect to the Copyrights, the Marketing Materials or the Assigned Trade Dress on NeoSan's receipt of written notification from Lilly that it is abandoning its license with respect to the Copyrights, the Marketing Materials and the Assigned Trade Dress.

3.6 RETAINED RIGHTS. Notwithstanding anything in this Agreement to the contrary, the rights granted to NeoSan pursuant to this Agreement will not be deemed to preclude Lilly or its Affiliates from (i) delivering any remaining Product to Mylan that Lilly is required to deliver pursuant to the Mylan Agreement, and (ii) manufacturing in the United States and supplying propoxyphene to Lilly's or its Affiliates' customers outside the United States within the scope of Permitted Uses or otherwise conducting the Permitted Uses. The assets assigned or licensed to NeoSan pursuant to this Agreement are subject to the rights and obligations of Lilly, its Affiliates and Third Persons under the foregoing sentence.

3.7 EXCLUDED ASSETS. Anything herein to the contrary notwithstanding, except as set forth in the Manufacturing Agreement, NeoSan will have no right, title or interest in or to: (i) the trademarks "ELI LILLY AND COMPANY" and "LILLY" and any variation thereof, and any other rights in or to such names; and (ii) the patents and patent applications listed in SCHEDULE 3.7 attached hereto (the "Combination Patents"); and (iii) the Mylan Agreement.

3.8 LILLY EMPLOYEE HEALTH SERVICES. Lilly reserves the right, and the rights granted or licensed to NeoSan are subject to Lilly's right, to utilize all supplies of finished Product held by Lilly's employee health services on the Closing Date for purpose of dispensing Product to its employees and relatives of employees until such supply is exhausted.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF LILLY

4.1 INTELLECTUAL PROPERTY. Lilly represents and warrants that the Product Intellectual Property (other than the Assigned Trade Dress), Marketing Materials, the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress), and the Licensed Technology (collectively, the "Intellectual Property") and the Assigned Trade Dress and Common Law Licensed Trade Dress contain all the Patents, Know-How, technology, trade secrets, trademarks, and trade dress necessary to conduct the Activities or to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import (into the United States), promote and co-promote Products in the United States. However, should Lilly or NeoSan after the Closing Date discover or learn that Lilly has inadvertently omitted any Intellectual Property or any Patents (other than the Combination Patents) that contain claims that directly relate to the manufacture, use or sale of Product and are used by Lilly to conduct the Activities, the Parties will discuss in good faith how to amend this Agreement to include (whether by assignment or license) such inadvertently omitted intellectual property or Patents, such omission will not be deemed to be a breach of this Agreement by Lilly, and Lilly will have no liability whatsoever with respect to such omission. Lilly makes no representation or warranty that NeoSan will be able to conduct the Activities after the Closing Date without acquiring the consents, approvals and permits and taking other procedural or substantive steps that are required by Applicable Law. For avoidance of doubt, "Intellectual Property does not mean or include the Assigned Trade Dress or Common Law Licensed Trade Dress. Notwithstanding the foregoing, NeoSan acknowledges and agrees that Lilly is not and will not be assigning or licensing to NeoSan the expired trademarks listed in SCHEDULE 4.1 attached hereto or any other expired trademarks directly and exclusively related to Lilly's propoxyphene business (collectively referred to herein as the "Expired Trademarks"), and Lilly will have no liability for failing to do so. Lilly acknowledges and agrees that NeoSan will have no liability to Lilly in the event that NeoSan, following the Closing Date, acts to register or otherwise obtain new trademarks substantially similar to, or the same as, the Expired Trademarks or uses such new trademarks on its products. The Expired Trademarks do not include any of the trademarks listed on Schedule 1.6 hereto.

4.2 OWNERSHIP OF INTELLECTUAL PROPERTY. Lilly represents and warrants that: (i) either Lilly or an Affiliate of Lilly is the owner of the Intellectual Property, and (ii) Lilly or its Affiliates can, and have the right to, assign or license, as applicable, the Intellectual Property to NeoSan without the consent of any Third Person. However, should Lilly or NeoSan after the Closing Date discover or learn that the consent of additional Third Persons is necessary with respect to the Intellectual Property, if the omitted consent does not result in material harm to a material Product being sold, or to be sold, by NeoSan in the United States, then such inadvertent omission will not be deemed to be a breach of this Agreement by Lilly and Lilly will have no liability whatsoever with respect to such omission; provided, however, that Lilly diligently pursues such consent from such Third Persons.

4.3 CLAIMS RELATED TO USE OF INTELLECTUAL PROPERTY. Lilly represents and warrants that there are no pending, or to Lilly's knowledge as of the Effective Date, threatened claims against Lilly or its Affiliates asserting that any of the Intellectual Property infringes or violates the rights of Third Persons or that NeoSan, by practicing under the Intellectual Property in conducting the Activities in the United States as of the Closing Date, would violate any of the intellectual property rights of any Third Person.

4.4 NOTICE TO THIRD PERSONS. Lilly represents and warrants that Lilly has not given any notice within the two (2) years prior to the Effective Date to any Third Persons, asserting infringement by such Third Persons upon any of the Intellectual Property.

4.5 VALIDITY OF TRADEMARKS, TRADE DRESS, COPYRIGHTS AND TECHNOLOGY. Lilly represents and warrants that, to its knowledge as of the Effective Date, the Product Intellectual Property (other than the Assigned Trade Dress) and the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress), are valid and enforceable, and, to Lilly's knowledge as of the Effective Date, the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress) are free of all Encumbrances except Permitted Encumbrances. Notwithstanding the foregoing, NeoSan acknowledges that the status of the Assigned Trademarks will change in the ordinary course of business prior to the Closing Date. Lilly will not be in breach of this representation or warranty with respect to, and NeoSan will have no right to refuse to close the transactions contemplated by this Agreement because of, changes in the status of the Assigned Trademarks so long as Lilly maintains the Assigned Trademarks in the ordinary course of business prior to the Closing Date. Lilly is assigning, selling, conveying, transferring and delivering the Assigned Trade Dress to NeoSan "AS IS", and is licensing the Common Law Licensed Trade Dress to NeoSan "AS IS."

4.6 RIGHTS GRANTED TO THIRD PERSONS. Except with respect to the remaining deliveries required pursuant to Mylan Agreement, rights granted to its Affiliates that, following the Closing Date, will not extend past the Permitted Uses, rights granted to its wholesalers and government purchasers, Lilly represents and warrants that Lilly and its Affiliates have not executed or granted to any Third Person, directly or indirectly, or entered into any agreement for, or retained, any license or other right to develop, manufacture, market, distribute, sell or offer for sale the Product or generic substitutes therefor in the United States or to import the Product or any other rights in or with respect to the Products, generic substitutes therefor, or other propoxyphene-based pharmaceutical products into the United States.

4.7 MAINTENANCE. Lilly represents and warrants that, as of the Closing Date, all necessary papers and fees concerning the Assigned Trademarks (which are registered as of the Closing Date and are unexpired), and the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress) have been timely paid and filed with the appropriate governmental agencies or authority.

4.8 NDAS; REGULATORY MATTERS. Lilly represents and warrants that Lilly has furnished NeoSan with access to a complete copy of the NDAs, including all amendments and supplements thereto and that Lilly has no new drug applications or INDs pertaining to propoxyphene-based pharmaceutical products, whether issued, pending, abandoned, withdrawn, or in draft form, other than those pertaining to the NDAS. Although the NDAs are not "state of the art" (which NeoSan hereby acknowledges), Lilly further represents and warrants that (i) Lilly has complied in all material respects with all Applicable Laws in connection with the preparation and submission to the FDA of each of the NDAs, (ii) each of the NDAs has been approved by FDA, and, except with respect to those of the NDAs listed in SCHEDULE 4.8 attached hereto, nothing has come to the attention of Lilly which has led Lilly to believe that any of the NDAs are not in good standing with the FDA, and (iii) Lilly has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each NDA which are material to the ability of Lilly to conduct the Activities. All of the Regulatory Approvals are owned exclusively by Lilly or its Affiliates. All Products being sold by Lilly in the United States are covered by a Regulatory Approval therein that permits such sale in the United States. There is no Action or Proceeding by any Governmental or Regulatory Authority pending or, to the knowledge of Lilly as of the Effective Date, threatened seeking the revocation or suspension of any Regulatory Approval. Except as set forth in
     SCHEDULE 4.8 attached hereto, during the three years prior to the date of this Agreement, Lilly and its Affiliates have not received or been subject to: (i) any FDA Form 483's directly relating to any Product or directly relating to any facility in which such Product is manufactured; (ii) any FDA Notices of Adverse Findings directly relating to any Product or directly relating to any facility in which such Product is manufactured; or
     (iii) any warning letters or other written correspondence from the FDA or any other Governmental or Regulatory Authority directly relating to the Product or directly relating to any facility in which such Product is manufactured, in which the FDA or such other Governmental or Regulatory Authority asserted that the operations of Seller were not in compliance with Applicable Law with respect to any Product or the facilities in which any Product is manufactured, tested or stored. Except for the representation and warranty contained in this Section 4.8, NeoSan has had full and adequate opportunity to review and evaluate the NDAs, NeoSan is relying upon its own judgment and experience in connection with the NDAs, and Lilly is assigning, selling, conveying, transferring and delivering the NDAs to NeoSan "AS IS."

4.9 ORGANIZATION AND STANDING. Lilly represents and warrants that Lilly is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Lilly and its relevant Affiliates hereunder are duly qualified to conduct its business and is in good standing in the United States wherein the nature of such business requires such qualification, except for any failure to be so qualified could not reasonably be expected to have a Material Adverse Effect or materially impair or delay Lilly's ability to perform its obligations hereunder.

4.10 POWER AND AUTHORITY. Lilly represents and warrants that (i) Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein; and (ii) the execution, delivery and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly's organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly or any of the Purchased Assets is bound.

4.11 CORPORATE ACTION; BINDING EFFECT. Lilly represents and warrants that (i) Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby; and (ii) this Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

4.12 REGULATORY STATUS OF NDAS. Except as set forth in SCHEDULE 4.12, Lilly represents and warrants that, to Lilly's knowledge, there have been no recalls, withdrawals, or market replacements of the Product in the United States in the past two (2) years and that, to Lilly's knowledge as of the Effective Date, there exists no set of facts or circumstances that would cause Lilly to believe or suspect that a recall, withdrawal or market replacement for the Product in the United States is pending, likely or necessary.

4.13 LAWS AND REGULATIONS. Lilly represents and warrants that it and its Affiliates have conducted all the Activities in material compliance with Applicable Laws.

4.14 CONSENTS AND APPROVALS. Lilly represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby other than (a) the filings required of both Parties pursuant to the HSR Act, (b) the information submissions required of a former owner of the NDAs pursuant to 21 C.F.R.
     Section 314.72, (c) any filings reasonably requested by NeoSan as may be necessary to change the records of ownership in the U.S. Trademark or Copyright Office, and (d) as set forth in SCHEDULE 4.14 attached hereto.
     SCHEDULE 4.14 sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a Governmental or Regulatory Authority) that are required by or with respect to Lilly or its Affiliates in connection with the execution and delivery of this Agreement by Lilly as it relates to the United States or the performance of its obligations hereunder as it relates to the United States, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, would not have a Material Adverse Effect or materially impair or delay Lilly's ability to perform its obligations hereunder (the "Required Lilly Third Party Consents").

4.15 BROKERAGE. Lilly represents and warrants that no broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

4.16 NOT DEBARRED. Lilly represents and warrants that Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify NeoSan of such fact.

4.17 LITIGATION. Lilly represents and warrants that there are no pending or, to Lilly's knowledge as of the Effective Date, threatened judicial, administrative or arbitral Actions or Proceedings pending as of the date hereof against Lilly or its Affiliates in the United States which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby or otherwise have a Material Adverse Effect.

4.18 MATERIAL CONTRACTS. SCHEDULE 4.18 sets forth a complete and correct list of each Contract (other than wholesaler agreements) to be performed in the United States to which Lilly or any of its Affiliates is a party with a value in excess of $50,000 and that relates to (i) the manufacture, marketing, sale or distribution of any of the Products in the United States; (ii) the acquisition, sale, licensing in or out, or assignment of Product Intellectual Property; or (iii) sales of Products to any Governmental or Regulatory Authority (collectively, the "Material Contracts"). Lilly has made available to NeoSan complete and correct copies of Material Contracts. The Material Contracts are the only Contracts material to the Activities in the United States other than wholesaler agreements. Each of the Material Contracts is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of Lilly; and Lilly has performed all of its required material obligations under, and is not in material violation or breach of or default under, any such Material Contract; and no other party to the Material Contracts is in material violation or breach of or default under any such Contract.

4.19 TITLE TO PURCHASED ASSETS. Lilly, on the Closing Date, will have good and marketable title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances, and will have the legal right and ability to transfer the Purchased Assets to NeoSan.

4.20 SURVIVAL PERIOD. The representations and warranties contained in this
     Article 4 and any indemnification obligation of Lilly set forth in Article 11 associated with such representations and warranties will terminate on the one (1) year anniversary date of the date of expiration or termination of the Manufacturing Agreement, provided that any claims with respect thereto that are timely brought prior to such termination will survive and continue until their final resolution.

4.21 IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 4 AND
     ARTICLE 6 OF THE MANUFACTURING AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY AS TO THE PRODUCT, COPYRIGHTS, THE LICENSED TECHNOLOGY, THE ASSIGNED TRADEMARKS, ASSIGNED TRADE DRESS, THE MARKETING MATERIALS, THE EXPIRED TRADEMARKS, BOOKS AND RECORDS, THE LICENSED TRADEMARKS AND TRADE DRESS, NDAs OR THE ACTIVITIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-ENFRINGEMENT. Without limiting the foregoing, NeoSan acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose, noninfringement, or upon any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Activities after the date of this Agreement.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF NEOSAN

5.1 ORGANIZATION AND STANDING. NeoSan represents and warrants that NeoSan is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2 POWER AND AUTHORITY. NeoSan represents and warrants that (i) NeoSan has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein; (ii) the execution, delivery, and performance of this Agreement by NeoSan does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of NeoSan's organizational documents, bylaws, any Applicable Law applicable to NeoSan, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which NeoSan is a party or by which NeoSan is bound.

5.3 CORPORATE ACTION; BINDING EFFECT. NeoSan represents and warrants that (i) NeoSan has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby; and (ii) this Agreement has been duly executed and delivered by NeoSan and constitutes, and the other instruments contemplated hereby when duly executed and delivered by NeoSan will constitute legal, valid, and binding obligations of NeoSan enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

5.4 GOVERNMENTAL APPROVAL. NeoSan represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by NeoSan or the performance by NeoSan of its obligations contemplated hereby and thereby other than (a) the filings required of both Parties pursuant to the HSR Act, and (b) the information submissions required by the FDA with respect to the NDAs.

5.5 BROKERAGE. NeoSan represents and warrants that no broker, finder or similar agent has been employed by or on behalf of NeoSan, and no Person with which NeoSan has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.6 NOT DEBARRED. NeoSan represents and warrants that NeoSan is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, NeoSan will immediately notify Lilly of such fact.

5.7 LITIGATION. NeoSan represents and warrants that there are no pending or, to NeoSan's knowledge as of the Effective Date, threatened judicial, administrative or arbitral Actions or Proceedings pending as of the date hereof against NeoSan which, either individually or together with any other, will have a material adverse effect on the ability of NeoSan to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

5.8  NO OTHER OR IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS
     ARTICLE 5 AND ARTICLE 7 OF THE MANUFACTURING AGREEMENT, NEOSAN MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NEOSAN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES.

                                    ARTICLE 6
                       ADDITIONAL COVENANTS AND AGREEMENTS
                                 OF THE PARTIES

6.1 IMPLEMENTATION TEAM. The Parties will form a team (the "Implementation Team") to oversee the activities contemplated by this Agreement. The Implementation Team will be comprised of three (3) members from each Party. Each Party will appoint a member representing each of manufacturing, marketing/sales and regulatory. Either Party may change its representative(s) on the Implementation Team at any time by providing prior written notice to the other Party. Unless otherwise agreed to by the Parties, after the Closing Date, the Implementation Team will meet (in person or by telephone or video conference) at least one (1) time each Calendar Quarter upon no less than thirty (30) days prior written notice from one Party to the other to discuss any matters arising out of a Party's performance (or non-performance) of its obligations under this Agreement. The Implementation Team will initially be responsible for creating detailed operational plans for the transition contemplated by this Agreement; provided, however, that the activities contemplated by the foregoing will not take place until after the Closing Date to the extent doing so would be in violation of Applicable Law. The detailed operational plans will include a time line and clear understanding of roles and responsibilities contemplated by this Agreement. The Implementation Team will also have responsibility for coordinating effective communication of progress and issues that arise between the Parties. Special meetings of the Implementation Team may be called by either Party upon no less than thirty (30) days' prior written notice to the other Party, which notice must be accompanied by a written agenda of items to be discussed at such special meeting.

6.2 GOVERNMENTAL FILINGS. Lilly and NeoSan each agree to prepare and file whatever filings, requests or applications are required to be filed with any Governmental or Regulatory Authority in connection with the transfer of rights in Article 3 of this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing, including (i) the filings required of both Parties pursuant to the HSR Act, (ii) the information submissions to the FDA provided for pursuant to 21 C.F.R. Section 314.72, and (iii) any necessary submissions to the DEA that will facilitate the transfer of manufacturing capabilities from Lilly to NeoSan or a contract manufacturer of NeoSan during the term of the Manufacturing Agreement. NeoSan will deliver to Lilly the information submission described in (ii), above, on the Closing Date.

6.3 COMPLIANCE WITH LAW. NeoSan agrees and acknowledges that as owner of the NDAs, it will have sole responsibility for, among other things, adverse event reporting, product quality complaints, label maintenance, other regulatory reporting obligations, payment of any and all product establishment fees, and medical and technical inquiries. Lilly and NeoSan each will keep all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies. Lilly and NeoSan each will notify the other within twenty-four (24) hours of receipt of any notice or any other indication whatsoever of any FDA, DEA or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, involving the manufacturing, selling, marketing, promoting, co-promoting and co-marketing of the Product in the United States. NeoSan and Lilly will cooperate with each other during any such inspection, investigation or other inquiry including allowing upon reasonable request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. NeoSan and Lilly will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, Lilly will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and NeoSan will be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

6.4 EXPENSES. Lilly and NeoSan will each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

6.5 REASONABLE EFFORTS. Lilly and NeoSan each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities and other Persons (including all applicable drug listing and NDA notifications to the FDA and DEA identifying NeoSan as a distributor of the Product); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

6.6 PUBLICITY. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby and under the Manufacturing Agreement or, with respect to a NeoSan publicity release or announcement, that includes the name of Lilly with respect to such transaction, will be issued without the advance written consent of the other, which will not be unreasonably withheld, except to the extent such publicity release or announcement is after the later of the date of (i) the last to be delivered to Lilly of the Loan Facility Highly-Confident Letter and the Bond Financing Highly-Confident Letter executed by B of A or (ii) the date that both Parties have made the filings required by both Parties pursuant to the HSR Act, and is substantially similar to, or whose relevant statements are consistent with the statements in, the press release set forth in SCHEDULES
     6.6 attached hereto. Notwithstanding the above, upon the later of the date of (i) the last to be delivered to Lilly of the Loan Facility Highly-Confident Letter and the Bond Financing Highly-Confident Letter executed by B of A or (ii) the date that both Parties have made the filings required by both Parties pursuant to the HSR Act (or such later date as agreed to by the Parties), NeoSan may issue the press release set forth at SCHEDULE 6.6. Notwithstanding anything in this Section 6.6 and Article 8 to the contrary, each Party may make filings or disclosures that are required by Applicable Laws (as determined to be so required by outside counsel for the disclosing Party) including filings or disclosures required by or to the Securities and Exchange Commission (and any other applicable securities exchanges) that discuss the subject matter of this Agreement or the Manufacturing Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party provides the other Party with no less than three (3) business days to review and comment on such filings, or the relevant portions thereof, pertaining to the transactions contemplated hereby or by the Manufacturing Agreement, and such Party does not unreasonably reject the incorporation of such comments into such filings; provided further, however, that such Party will redact any Confidential Information of the other Party that, in the opinion of such disclosing Party's outside counsel, is not required by Applicable Laws from such filings or disclosures; provided further, however, that, such Party will use commercially reasonable efforts to obtain confidential treatment by such security exchanges with respect thereto.

6.7 COOPERATION. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA and DEA, relating in any way to the manufacturing, selling, marketing, promoting, co-marketing or co-promoting the Product in the United States, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days), and provided further that neither Party is required to disclose any legally privileged documents or information to the other Party. Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

6.8 CONFLICTING RIGHTS. Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

6.9 DEEMED BREACH OF COVENANT. Neither Lilly nor NeoSan will be deemed to be in breach of this Agreement to the extent such Party's breach is the result of any action or inaction on the part of the other Party.

6.10 CUSTOMER ORDERS. Lilly will take such steps as may be reasonably required to insure that all customer orders for Product received after the Closing Date from customers in the United States are forwarded to NeoSan in writing within forty-eight (48) hours after receipt by Lilly. Lilly agrees that any customer in the United States ordering or requesting any information with respect to the Product after the Closing Date will be informed that NeoSan is now supplying the Product.

6.11 EXISTING CONTRACTS. NeoSan will fulfill all contractual pricing offered by Lilly on Product only for a period of time sufficient to ensure that Lilly is in compliance with its contractual obligation to a Third Person for sale of Products in the United States ("Customer Contracts"). Other than complying with these preexisting contractual obligations, NeoSan will be free in its sole and absolute discretion and without consultation with Lilly, to set its prices on Product offered by NeoSan. Lilly and NeoSan agree to prorate as of the Closing Date any amounts under the Customer Contracts in favor of Lilly with respect to amounts which become due and payable after the Closing Date to the extent the benefit is attributable to the period prior to the Closing Date, and any amounts under the Customer Contracts in favor of NeoSan with respect to amounts which are paid prior to the Closing Date to the extent the benefit is attributable to the period subsequent to the Closing Date.

6.12 NO ASSIGNMENT OR LICENSES OUTSIDE THE UNITED STATES. Notwithstanding anything in this Agreement to the contrary, NeoSan acknowledges and agrees that Lilly is not assigning or licensing to NeoSan the rights to make, have made, distribute, use, sell, offer to sell, have sold, import, market, co-market, promote or co-promote the Product outside the United States, except for the non-exclusive rights to make or have made Product outside of the United States solely for importation and sale in the United States. The rights granted to NeoSan in the United States will in no way limit Lilly's rights outside the United States.

6.13 NEOSAN NEW PRODUCTS. During the three-year period beginning on the date of receipt by Lilly of written notice from NeoSan that NeoSan has initiated development activities related to NeoSan New Products (which NeoSan must do within a reasonable time after initiating such development activities), NeoSan will, at its sole cost and expense, work diligently and using commercially reasonable efforts, consistent with prudent business judgment and a balancing of important priorities of NeoSan, based upon the existing business situation, to develop at least two NeoSan New Products where in NeoSan's good faith opinion, such devel-opment is technically feasible and commercially justifiable ("Commercially Attractive Neo San New Products"), devoting the same degree of attention and diligence to such efforts that it devotes to such activities for its other products at a comparable stage in development and of comparable commercial and development potential, with the objective of developing such Commercially Attractive NeoSan New Products for the United States as soon as commercially practicable, provided that NeoSan may terminate such development activities at any time in the event that it determines in good faith that such candidates are unlikely to succeed in becoming Commercially Attractive NeoSan New Products.

6.14 MEDICAID AND OTHER REBATES. The Parties will administer and pay all rebates, chargebacks and other similar programs as follows:

          (a) Lilly Sales Prior to Closing Date. Lilly will process and be responsible for the administration and payment of all federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates and Obligations, as well as chargebacks for the Product, in each case, related to Product that was sold by Lilly prior to the Closing Date;

          (b) Sales After the Closing Date. NeoSan will process and be responsible for the administration and payment of all federal, state and local managed care and other rebate programs in the United States, including Medicaid/Medicare rebates and Obligations, as well as chargebacks for the Product and NeoSan New Products, in each case, related to Product and NeoSan New Product that is sold by NeoSan on or after the Closing Date. If the Parties are unable to determine whether a Product was sold by Lilly prior to the Closing Date or by NeoSan on or after the Closing Date, then Lilly will be responsible for any and all such rebates and chargebacks received during the sixty (60) day period following the Closing Date, and NeoSan will be responsible thereafter.

          (c) Product Returns. NeoSan will be responsible for all returns of Product sold on or after the Closing Date in the United States, and Lilly will be responsible for returns of Product sold before the Closing Date. If the Parties are unable to determine whether a Product was sold by Lilly prior to the Closing Date or by NeoSan on or after the Closing Date, in each case in the United States, then Lilly will be responsible for all returns of such Product received during the sixty (60) day period following the Closing Date, and NeoSan will be responsible thereafter with respect to the United States.

6.15 RESPONSIBILITY FOR THE NDAS. On the Closing Date, Lilly will transfer the NDAs to NeoSan. Following the Closing Date, NeoSan will be responsible for and will fulfill all regulatory requirements with respect to the Product that are imposed upon NeoSan as the owner of the NDAs under Applicable Laws. NeoSan will provide Lilly with all assistance that is reasonably necessary to effectuate such transfers. Notwithstanding the sale and transfer of the NDAs, Lilly will complete the assay validations and supplement the NDAs with respect to the change of equipment in Lilly's Puerto Rico facility, all as further described in
     SCHEDULE 6.15 attached hereto; provided, however, that if Lilly subsequently determines in its reason able discretion that regulatory submissions identified in SCHEDULE 6.15 are not needed in order to continue manufacturing the Product and the FDA does not require such regulatory submissions, Lilly will have no obligation to complete the activities described in this sentence or supplement the NDA as described in SCHEDULE
     6.15. Nothing in this Section 6.15 will be construed as requiring Lilly to update or upgrade the NDAs to "state of the art" conditions, or requiring Lilly to otherwise update the NDA. Upon the Closing Date, NeoSan hereby grants to Lilly the right to reference the NDAs for purposes of obtaining and/or maintaining marketing authorizations outside of the United States.

6.16 INTELLECTUAL PROPERTY MAINTENANCE. Following the Closing, NeoSan will have the sole right to file, prosecute and maintain, at its sole cost and expense, (i) the Product Intellectual Property and (ii) any patent applications or Patents that cover a NeoSan New Product(s) developed by NeoSan or its Affiliates. Lilly will be responsible for and promptly pay when due all fees necessary to and will otherwise maintain the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress).

6.17 ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS.

          (a) Right to Seek Relief. NeoSan will promptly notify Lilly of any infringement or suspected infringement which may come to its notice of any Licensed Technology or the Licensed Trademark and Trade Dress, and will provide Lilly with any information with respect thereto. Lilly will promptly notify NeoSan of any infringement or suspected infringement which may come to its notice of any intellectual property rights relating to the Product, including the Product Intellectual Property, Licensed Technology, or the Licensed Trademark and Trade Dress, and will provide NeoSan with any information with respect thereto. In the event of any past, present or future infringement by a Third Person of any intellectual property rights relating to Copyrights, Assigned Trade Dress (only as it relates to an infringement in the United States) or Assigned Trademarks, NeoSan will have the sole right (but no obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, "Remedies") against such Third Person.

          In the event of any infringement by a Third Person of any intellectual property rights relating solely to Assigned Trade Dress (as it relates to infringement outside the United

     States), Licensed Technology or Licensed Trademark and Trade Dress, Lilly will have the first right (but not the obligation) to pursue any and all Remedies against such Third Person. Should Lilly determine not to pursue Remedies with respect to any such intellectual property within thirty (30) days after notice from NeoSan requesting Lilly to do so, then NeoSan will have the right (but not the obligation) to pursue Remedies against such Third Person inside the United States.

          In the event of any infringement by a Third Person in the United States of any intellectual property related to the Product or NeoSan New Products other than that described in the preceding sentences, NeoSan will have the first right (but not the obligation) to pursue any and all Remedies against such Third Person. Should NeoSan determine not to pursue Remedies with respect to any such intellectual property within thirty (30) days after notice from Lilly requesting NeoSan to do so, then Lilly will have the right (but not the obligation) to pursue Remedies against such Third Person.

          (b) Assistance and Cooperation. In the event that a Party will pursue Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will be distributed to the Party that pursued the Remedies.

6.18 INFRINGEMENT OF THIRD PERSON RIGHTS. In the event that a Third Person institutes a patent, trade secret, trademark or other infringement suit, or a misappropriation or unfair competition suit in the United States (including any suit claiming confusion, deception or dilution of a trademark by the Assigned Trademarks, Assigned Trade Dress or Licensed Trademark and Trade Dress or interference with any patent claim (pending or issued)) against NeoSan or another Permitted Seller during the term of this Agreement, alleging that the manufacture, marketing, sale or use of the Product infringes one or more Patent, trademark or other intellectual property rights held by such Third Person or constitutes misappropriation or unfair competition, then NeoSan will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims except to the extent such suit relates to the Assigned Trade Dress (as it relates to an infringement outside of the United States), the Licensed Technology, or the Licensed Trademark and Trade Dress, as to which Lilly will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. Should NeoSan or Lilly, as applicable, determine not to pursue the defense of a particular claim within thirty (30) days after notice from the other Party requesting NeoSan or Lilly, as applicable, to do so, then the other Party will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims. NeoSan will not have the right to settle or otherwise dispose of any such claim with respect to the Assigned Trade Dress (as it relates to an infringement outside of the United States), the Licensed Technology or the Licensed Trademark and Trade Dress without the consent of Lilly, which consent will not be unreasonably withheld.

6.19 SALES TRAINING. Lilly will have no obligation to provide sales training to NeoSan.

6.20 NO LIENS. NeoSan will keep the Licensed Technology and Licensed Trademark and Trade Dress free from all Encumbrances other than Permitted Encumbrances.

6.21 MAINTENANCE OF ACTIVITIES PRIOR TO CLOSING. Except as otherwise set forth in Section 6.25, from the date of this Agreement to the Closing Date, Lilly will conduct the Activities in the ordinary course of business and not enter into any new Contracts including the Product or other Purchased Assets (a) giving any third Persons any rights, title or interests in the Purchased Assets (other than sales of Products in the ordinary course of business), or (b) creating any Encumbrances on the foregoing other than Permitted Encumbrances. Lilly agrees that: after the date hereof, without NeoSan's prior written consent, which will not be unreasonably withheld, it will not take any action with respect to any Material Contract that would
     (x) extend the term of such Material Contract with respect to any Product,
     (y) create or agree to any additional obligations with respect to any Product other than price adjustments in the normal course of business, or
     (z) otherwise materially adversely affect NeoSan (other than to terminate any such Material Contract in the ordinary course of business).

6.22 UNAVAILABLE CONSENTS.

          (a) Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to NeoSan of any asset that would be a Purchased Asset is (i) prohibited by any Applicable Law or (ii) would require any authorizations, approvals, consents or waivers from a Third Person or Governmental or Regulatory Authority and such authorizations, approvals, consents or waivers will not have been obtained prior to the Closing Date, then in either case the Closing may proceed without the sale, assignment, transfer, conveyance or delivery of such affected asset and this Agreement will not constitute a sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 6.22 will be deemed to waive the rights of NeoSan not to consummate the transactions con-templated by this Agreement if the conditions to its obligations set forth in Article 7 have not been satisfied or waived.

          (b) In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such affected asset set forth in Section 6.22(a), then (i) following the Closing, the Parties will use their commercially reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers, and (ii) pending such authorization, approval, consent or waiver, the Parties will cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to NeoSan the benefits of use of such asset and to Lilly the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to NeoSan on the Closing Date; provided, however, that such arrangement does not cause either Party to be in breach of any obligation owed to a Third Person.

          (c) If authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered on the Closing Date is subsequently obtained, Lilly will assign, transfer, convey and deliver such asset to NeoSan at no additional cost to NeoSan; provided, however, that NeoSan has paid the full purchase price described in Section 2.1, above.

6.23 GUARANTY. NeoSan will cause aaiPharma to execute a Guaranty in the form attached hereto as Exhibit B (the "Guaranty").

6.24 FINANCIAL STATEMENTS. Lilly will deliver to NeoSan, at NeoSan's expense, audited financial statements with respect to the Products in the United States for calendar years 1999, 2000 and 2001 which are compliant with the rules and regulations of the United States Securities and Exchange Commission and will specifically include Net Sales and gross margin of the Products in the United States (the "Financial Statements"). NeoSan will pay the cost of the Financial Statements regardless of whether the transactions contemplated by this Agreement close.

6.25 FINANCING. NeoSan (or aaiPharma on NeoSan's behalf) will use its commercially reasonable best efforts to initiate an offering to raise, on commercially reasonable terms (for a comparably-sized company and a comparably-sized financing transaction, including interest rate and duration), the funds necessary to pay the purchase price described in
     Section 2.1 and, pursuant to such offering, to deliver Offering Memoranda to potential investors no later than February 21, 2002 (with respect to the Offering Memoranda pertaining to the loan syndication portion of the Transaction Financing (the "Loan Facility")) and March 1, 2002 (with respect to the Offering Memoranda pertaining to the bond offering portion of the Transaction Financing (the "Bond Offering")). NeoSan (or aaiPharma on NeoSan's behalf) will utilize its commercially reasonable best efforts to close the financings described in both Offering Memoranda (the "Transaction Financing") no later than March 15, 2002. The Transaction Financing will take the form of a syndicated loan or bond offering, or any combination thereof. Notwithstanding anything in this Agreement to the contrary, Lilly will be free to discuss transactions related to the Product with Third Persons (but not sign any binding agreements) until NeoSan (or aaiPharma on NeoSan's behalf) closes the Transaction Financing for the purpose of having a back-up purchaser for the asset should the Transaction Financing fail. A prerequisite for NeoSan's distribution of the Offering Memoranda pertaining to the Loan Facility to banks and other financial institutions will be (i) Lilly's prior written approval of such Offering Memoranda, such approval not to be unreasonably withheld, and (ii) Bank of America's ("B of A") providing to NeoSan and aaiPharma (and NeoSan will have provided a copy thereof to Lilly) a duly executed "highly confident" letter with respect to the successful funding of such Loan Facility at the closing of the Transaction Financing in a form substantially similar to Exhibit C attached hereto (the "Loan Facility Highly-Confident Letter"). A prerequisite for NeoSan's distribution of the Offering Memoranda pertaining to the Bond Offering to potential investors will be (i) Lilly's prior written approval of such Offering Memoranda, such approval not to be unreasonably withheld,
     (ii) B of A's providing to NeoSan and aaiPharma (and NeoSan will have provided a copy thereof to Lilly) a duly executed "highly confident" letter with respect to the successful funding of the Bond Offering at the closing of the Transaction Financing in a form substantially similar to Exhibit D attached hereto (the "Bond Financing Highly-Confident Letter"), and (iii) that NeoSan (or aaiPharma on NeoSan's behalf) will have been and will continue to actively progress with the closing of the Loan Facility in good faith. In the event that B of A fails to provide NeoSan (and NeoSan fails to provide Lilly with a copy) with the Loan Facility Highly-Confident Letter by February 21, 2002, fails to provide the Parties with the Bond Financing Highly-Confident Letter by March 1, 2002, or is prohibited from issuing the Offering Memorandum pertaining to the Bond Offering as of March 1, 2002 because of its (or aaiPharma's on NeoSan's behalf) failure to actively progress with the closing of the Loan Facility in good faith, Lilly will have the right (but not the obligation) to terminate this Agreement by written notice to NeoSan at any time prior to B of A's delivery to Lilly of such Loan Facility Highly-Confident Letter or such Bond Financing Highly-Confident Letter or NeoSan's or aaiPharma's active progression with the closing of the Loan Facility in good faith, as the case may be. Unless aaiPharma is advised by its outside SEC counsel that, in such counsel's opinion, earlier public disclosure or filing with the Securities and Exchange Commission or relevant securities exchange with respect to the transactions covered by this Agreement is required by applicable law or regulation, NeoSan will not, and will cause aaiPharma not to, make any such public disclosure or filing until the Parties have received the Bond Financing Highly-Confident Letter. Following the receipt of such Bond Financing Highly-Confident Letter or such legal advice of an earlier public disclosure or filing obligation, whichever comes first, NeoSan and aaiPharma will be free to make such legally required public disclosures or filings, provided that such public disclosures or filings will be limited to that which aaiPharma's outside SEC counsel advises aaiPharma is legally required, in such counsel's opinion, or which is otherwise permitted under Section 6.6 or Article 8 (other than 8.2(g)) hereof at the relevant time, unless Lilly consents to additional disclosure. Notwithstanding the foregoing, NeoSan's right to make such public disclosure or filing pursuant to this Section
     6.25 is subject to the conditions set forth in the three provisos at the end of Section 6.6 pertaining to disclosures that are required by Applicable Laws. NeoSan will cause B of A to have in place Confidentiality Agreements no less restrictive than those confidentiality obligations customarily used by B of A with Third Persons in other loan syndication transactions, with Third Persons to which B of A or its representatives discuss the Loan Facility portion of the Transaction Financing.

                                    ARTICLE 7
                CONDITIONS PRECEDENT TO THE CLOSING; CLOSING DATE

7.1 CONDITIONS PRECEDENT TO NEOSAN'S OBLIGATIONS. Subject to waiver as set forth in Section 12.3, below, all obligations of NeoSan to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

          (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Lilly contained in this Agreement, the Manufacturing Agreement and in any schedule, certificate or document delivered by Lilly to NeoSan pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

          (b) Compliance with this Agreement. Lilly will have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

          (c) Closing Certificate. NeoSan will have received a certificate from Lilly, executed by an officer of Lilly, certifying in such detail as NeoSan may reasonably request that the conditions specified in Sections 7.1 (a) and 7.1 (b), above, have been fulfilled and certifying that Lilly has obtained all consents and approvals required by Section 7.1(e), below.

          (d) No Threatened or Pending Litigation. Except for Actions or Proceedings, injunctions or final judgments solely pertaining to contracts or other obligations between NeoSan and any Third Person on the Effective Date, no Action or Proceeding, or injunction or final judgment relating thereto, will be threatened or be pending against Lilly or NeoSan or its Affiliates before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding will be pending or threatened.

          (e) Consents and Approvals. Lilly will have either received notice from the Federal Trade Commission or the U.S. Department of Justice of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of Lilly or NeoSan.

          (f) Quality Agreement. Lilly will have entered into the Quality Agreement.

          (g) Receipt of Funds. NeoSan (or aaiPharma or any of its Affiliates) will have received an amount equal to the payment set forth in Section 2.1 hereof as described in Section 6.25 hereof.

          (h) Financial Statements. NeoSan will have received the Financial Statements.

7.2 CONDITIONS PRECEDENT TO LILLY'S OBLIGATIONS. Subject to waiver as set forth in Section 12.3, below, all obligations of Lilly to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

          (a) Representations and Warranties True as of the Closing Date. The representations and warranties of NeoSan contained in this Agreement, the Manufacturing Agreement, and in any schedule, certificate or document delivered by NeoSan to Lilly pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

          (b) Compliance with this Agreement. NeoSan will have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

          (c) Closing Certificate. Lilly will have received a certificate from NeoSan, executed by an officer of NeoSan, certifying in such detail as Lilly may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b), above, have been fulfilled and certifying that NeoSan has obtained all consents and approvals required by Section 7.2(e), below.

          (d) No Threatened or Pending Litigation. On the Closing Date, no Action or Proceeding, or injunction or final judgment relating thereto, will be threatened or be pending against Lilly or NeoSan or any of its Affiliates before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding will be pending or threatened.

          (e) Consents and Approvals. NeoSan will have either received notice from the Federal Trade Commission or the U.S. Department of Justice of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Federal Trade Commission or the U.S. Department of Justice on the part of NeoSan.

          (f) Quality Agreement and Guaranty. NeoSan will have entered into the Quality Agreement and aaiPharma will have entered into the Guaranty.

7.3  CLOSING DATE.

          (a) Subject to Section 7.3(b), below, the closing of the transactions contemplated by this Agreement will take place at 10:00 a.m., Indianapolis time, on the third (3rd) Lilly business day following the later of (i) the date on which the last required FTC notice of the early termination of the waiting period provided by the HSR Act or such applicable waiting periods have expired with no further action required of either Party, (ii) the day on which the last of the certificates required by Sections 7.1(c) and 7.2(c) has been delivered by one Party to the other, unless receipt of such certificate has been waived in writing by the necessary Party, and (iii) the day that the last condition precedents set forth in Sections 7.1 and
     7.2 above has been satisfied or waived by the necessary party, or on such other date as may be mutually agreed upon in writing by the Parties (the "Closing Date") at the offices of Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana. Each Party hereby agrees to use its commercially reasonable best efforts to deliver the certificates described in Sections 7.1(c) and 7.2(c) to the other in a timely manner.

          (b) If the closing of the transactions contemplated hereby will not have taken place on or before sixty (60) days after the Effective Date, or such later date as will be mutually agreed to in writing by Lilly and NeoSan, because the conditions described in Sections 7.1 and/or 7.2, above, have not been satisfied or waived, then Lilly and NeoSan agree to discuss in good faith which substantive terms set forth in this Agreement, the Manufacturing Agreement, or any document attached hereto and thereto need to be modified as a result of the delay in such closing; provided, however, that neither Party will have an obligation to agree to such modification. Each Party hereby agrees to use commercially reasonable best efforts to consummate the transactions contemplated herein, as modified, on or before the sixtieth (60th) day after the Effective Date; provided, however, that if the Parties are unable to close the transactions contemplated hereby within one-hundred twenty (120) days after the Effective Date, or such later date as is mutually agreed to in writing by Lilly and NeoSan, then any Party that is not in material default of its obligations under this Agreement (including its obligation to deliver the certificates described in Sections 7.1(c) in the case of Lilly and 7.2(c) in the case of NeoSan) may terminate this Agreement upon written notice to the other and each may pursue such other remedies as are available to it at law, in equity or under this Agreement. If neither Party is then in default of its obligations under this Agreement upon delivery of such termination notice, then this Agreement will terminate and neither Party will have any Obligation to the other with respect to such termination. In all other circumstances, the Parties may each pursue such remedies as are available to it at law, in equity or under this Agreement. In addition to, but in no way in limitation of the foregoing, Lilly may terminate this Agreement in its entirety if NeoSan (or aaiPharma) has not initiated the Loan Facility portion of the Transaction Financing by February 21, 2002 (unless such termination right has not been exercised by written notice to NeoSan prior to the commencement of the offering of the Loan Facility), the Bond Offering Portion of the Transaction Financing by March 1, 2002 (unless such termination right has not been exercised by written notice to NeoSan prior to the commencement of the Bond Offering), and closed the Transaction Financing by March 15, 2002 as more fully described in Section 6.25. In the event Lilly terminates this Agreement for NeoSan's or aaiPharma's failure to close the Transaction Financing by March 15, 2002, NeoSan will have no Obligation to Lilly with respect to such termination provided that NeoSan and/or aaiPharma used commercially reasonable best efforts to close the Transaction Financing by March 15, 2002 and NeoSan is not otherwise in breach of this Agreement.

7.4  DELIVERIES AT CLOSING.

          (a) CLOSING DELIVERIES BY LILLY. At the Closing, Lilly will deliver or cause to be delivered to NeoSan:

               (i) physical possession of all tangible personal property included in the Purchased Assets, including (A) the Regulatory Approvals, and (B) the Marketing Materials;

               (ii) the duly executed Lilly Bill of Sale;

               (iii) copies of all Required Lilly Third Party Consents obtained as of Closing Date;

               (iv) a duly executed counterpart of the Quality Agreement; and

               (v) the certificate contemplated by Section 7.1 (c), above, duly executed by an authorized representative of Lilly.

          (b) CLOSING DELIVERIES BY NEOSAN. At the Closing, NeoSan will deliver or cause to be delivered to Lilly:

               (i) the payment required of it pursuant to Section 2.1;

               (ii) a duly executed counterpart of the Quality Agreement;

               (iii) the certificate contemplated by Section 7.2(c), above, duly executed by an authorized representative of NeoSan; and

               (iv) the Guaranty duly executed by an authorized representative of aaiPharma.

7.5 SALES TAXES. Lilly will be responsible for all sales, use, stamp duty, transfer, value added and other related or similar Taxes (excluding VAT Taxes associated with Product delivered to NeoSan in accordance with the Manufacturing Agreement), if any, arising out of the sale by Lilly and its Affiliates of the Purchased Assets to NeoSan pursuant to this Agreement or payable in connection with the transactions contemplated hereby.

                                    ARTICLE 8
                                 CONFIDENTIALITY

8.1 CONFIDENTIAL INFORMATION. The Parties agree that, for a ten (10)-year period following the Effective Date, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement or the Manufacturing Agreement any such Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date. Notwithstanding anything to the contrary herein, neither Party will be under any non-disclosure or non-use obligation whatsoever with respect to its own Confidential Information.

8.2 DISCLOSURE. Each Party may disclose the other Party's Confidential Information to the extent that such disclosure is:

          (a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental order or subpoena;

          (b) otherwise as required by law, in the opinion of legal counsel to the Receiving Party, as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the Disclosing Party at least twenty-four (24) hours prior to the Receiving Party's disclosure of the Confidential Information pursuant to this Section 8.2;

          (c) made by NeoSan as the Receiving Party to the Governmental or Regulatory Authority as required to obtain or maintain marketing approval for the Product or a NeoSan New Product, provided that reasonable measure will be taken to assure confidential treatment of such information;

          (d) made by Lilly as Receiving Party to a Third Person as may be necessary or useful in connection with the activities of Lilly and its Affiliates following the Closing Date within the scope of the Permitted Uses during the remaining term thereof or made by NeoSan as the Receiving Party in connection with the activities of NeoSan, its Affiliates and contractors in the manufacture or development and commercialization of the Product and NeoSan New Product, provided that the Receiving Party will in each case obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality obligations no less onerous than those set forth in this Section;

          (e) made by the Receiving Party to a United States tax authority;

          (f) made by the Receiving Party to its Representatives; provided, however, that (i) the Representative has a need to know such Confidential Information for purposes of this Agreement or the Manufacturing Agreement;
     (ii) the Receiving Party informs its Representatives receiving Confidential Information of its confidential nature; and (iii) the Receiving Party will be responsible for any breach of this Section 8 by any of its Representatives to the same extent as if the breach were by the Receiving Party; or

          (g) by NeoSan and aaiPharma with respect to the Financial Statements (and Confidential Information pertaining to the Products that is required, in the opinion of their outside SEC counsel, to be included in legally required filings or disclosures with the Securities and Exchange Commission or that, in the opinion of their outside counsel or of B of A, is commercially necessary in carrying out the Transaction Financing and subsequent public exchange offer for the Bond Offering (the "Subsequent Exchange Offer")) that are incorporated into, included in, or attached to,
     (I) aaiPharma's filings with the Securities and Exchange Commission pertaining to the entering into of this Agreement by the Parties, at such times as aaiPharma makes such filings as provided in Sections 6.6 or 6.25, subject to the conditions set forth in the three provisos at the end of
     Section 6.6 pertaining to disclosures that are required by Applicable Laws; provided, however, that such disclosure of information for which aaiPharma receives confidential treatment from the Securities and Exchange Commission will only be made to the Securities and Exchange Commission, and provided further that NeoSan and aaiPharma may use and disclose, without further restriction, Confidential Information included in any such filings or disclosures with the Securities and Exchange Commission which is not accorded confidential treatment by the Securities and Exchange Commission and, as a result, enters the public domain; and (II) the Offering Memoranda and other documents pertaining to the Transaction Financing and Subsequent Exchange Offer, (A) at any time (with respect to recipients who have entered into Confidentiality Agreements no less restrictive than those confidentiality obligations customarily used by B of A with Third Persons in other similar transactions), and (B) at and after the time set forth in Section 6.25 (i.e., following the receipt of such Bond Financing Highly-Confident Letter or such legal advice of an earlier public disclosure or filing obligation (subject to the conditions set forth in Section 6.25), whichever comes first) (with respect to the Offering Memoranda and other documents related to the Bond Offering and Subsequent Exchange Offer) to potential investors; provided, however, that such disclosures will only be made as permitted by and within the scope of
     Section 6.25.

8.3 NOTIFICATION. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

8.4 REMEDIES. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 8, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief. Except as otherwise limited pursuant to Section 11.7, below, the rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section is intended, or should be construed, to limit a Party's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

                                    ARTICLE 9
                                   TERMINATION

9.1 TERMINATION PRIOR TO THE CLOSING. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows prior to the Closing Date:

          (a) Termination for Insolvency. Each Party may Immediately terminate this Agreement by providing written notice to the other Party if the other Party (or, in the case of

     NeoSan, an Affiliate of NeoSan) is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party (or, in the case of Neosan, an Affiliate of NeoSan), or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party (or, in the case of NeoSan, an Affiliate of NeoSan) which is not dismissed within thirty (30) days of its filing, or the other Party (or, in the case of NeoSan, an Affiliate of NeoSan) makes or executes any assignment for the benefit of creditors.

          (b) Termination for Default. Either Party may terminate this entire Agreement because of a material breach or material default of this Agreement by the other Party as follows: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days with respect to monetary breaches or defaults or sixty
     (60) days with respect to non-monetary material breaches or material defaults after the date of receipt of the notification or, if the non-monetary material breach or material default reasonably cannot be corrected or remedied within sixty (60) days, then if (i) the defaulting Party has not commenced remedying said material breach or material default with said sixty (60) days and be diligently pursuing completion of same, and (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. Except as otherwise limited pursuant to Section 11.7 of this Agreement and Section 11.2 of the Manufacturing Agreement, this Section 9.1(b) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

9.2 TERMINATION FOLLOWING CLOSING. Following the Closing Date and the payment by NeoSan of the $211,400,000 to be paid pursuant to Section 2.1, this Agreement may not be terminated by either Party, except that Lilly may suspend the licenses granted pursuant to Sections 3.2 and 3.3 utilizing the procedures set forth in Section 9.1(b) as a result of any breach by NeoSan in the payment of Royalty Payments owed with respect to a NeoSan New Product in the United States only to the extent such licenses relate to the affected NeoSan New Product therein (but will have no such effect with respect to any Products or other NeoSan New Products in the United States and will not constitute a material breach of this Agreement or give Lilly any rights to terminate any rights of NeoSan hereunder whatsoever other than the foregoing express suspension with respect to the relevant NeoSan New Product) until and unless NeoSan pays Lilly any Royalty Payments so owed (including with respect to relevant Net Sales of such NeoSan New Product during any period of suspension), plus accrued interest as provided in Section 2.5, at which time such licenses will be automatically reinstated. Except as otherwise set forth in this Section 9.2, the Parties agree that the sole and exclusive remedies following the Closing Date will be to seek injunctive relief to require compliance by the breaching Party and relief to seek damages (subject to Section 11.7) with respect to such breach.

9.3 TERMINATION OF SUBLICENSES. Any sublicenses granted by NeoSan under this Agreement with respect to the Licensed Technology or License Trademark and Trade Dress will provide for immediate termination (or suspension, as the case may be) upon termination (or suspension) of this Agreement or the licenses granted in Sections 3.2 and 3.3, as the case may be, to the same, and only to the same, extent as such termination (or suspension).

9.4 CONTINUING OBLIGATIONS. Termination of this Agreement for any reason will not relieve the Parties of any antecedent breach of the provisions of this Agreement or any obligation accruing prior thereto and, subject to Section 11.7, below, will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations under
     Section 9.4 and Articles 8, 11 and 12 hereof, and such obligations will survive any such termination.

9.5 NON-EXCLUSIVE REMEDIES. Except as otherwise limited pursuant to Section 11.7, below, the remedies set forth in this Article 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement,

                                   ARTICLE 10
                       ASSUMPTION OF LIABILITIES BY NEOSAN

          Except as otherwise provided in this Agreement, NeoSan hereby assumes and agrees, in each case, following the Closing Date, to bear and be responsible for and to perform and satisfy all responsibilities, duties (including compliance with all Applicable Laws), obligations, claims, Damages, liabilities, debts, burdens and problems of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable and due or to become due) (collectively, the "Obligations") to the extent arising following the Closing Date from NeoSan's ownership, licensing, operation and/or use of the Product Intellectual Property, the Marketing Materials, the Licensed Trademark and Trade Dress, the NDAs, Books and Records and the Licensed Technology, as well as those associated directly or indirectly with the manufacturing (but only to the extent the Product has been manufactured by NeoSan or its contractor (other than Lilly)), distributing, marketing, promoting, selling or using the Product from and after the Closing Date, including all recalls, all warranty claims and all product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted) arising in connection with Product sold on or after the Closing Date, except for those Obligations with respect to which Lilly is providing indemnification pursuant to the provisions of Section 11.1 of this Agreement, which Obligations will remain the responsibility of Lilly as set forth herein. All of the foregoing are hereinafter collectively referred to as the "Assumed Liabilities." Notwithstanding the foregoing, NeoSan will not be deemed to, and does not, assume the Excluded Liabilities.

                                   ARTICLE 11
                           INDEMNIFICATION; INSURANCE

11.1 INDEMNIFICATION BY LILLY. Lilly will indemnify and hold NeoSan (and its Affiliates, and its and its Affiliates' directors, officers, and employees) harmless from and against any and all Damages incurred or suffered by NeoSan (and its Affiliates, and its and its Affiliates' directors, officers and employees) to the extent caused by or arising out of or in connection with:

          (a) any breach of any representation or warranty made by Lilly in this Agreement or the Manufacturing Agreement;

          (b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement or the Manufacturing Agreement;

          (c) any Excluded Liabilities;

          (d) Lilly's failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder or the Manufacturing Agreement;

          (e) the negligence, gross negligence or willful misconduct of Lilly, its Affiliates, or its or its Affiliates' employees, agents or contractors (other than NeoSan); and

          (f) Lilly's and its Affiliates' conduct of Activities prior to the Closing Date, including the material compliance of such Activities pursuant to Applicable Law or applicable obligations pursuant to Contracts.

11.2 INDEMNIFICATION BY NEOSAN. NeoSan will indemnify and hold Lilly (and its Affiliates and its and its Affiliates' directors, officers and employees) harmless from and against any and all Damages incurred or suffered by Lilly (and its Affiliates and its and its Affiliates' directors, officers and employees) to the extent caused by or arising out of or in connection with:

          (a) any breach of any representation or warranty made by NeoSan in this Agreement or the Manufacturing Agreement;

          (b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of NeoSan contained in this Agreement or the Manufacturing Agreement;

          (c) any Assumed Liabilities;

          (d) any NeoSan New Product or assets related to the NeoSan New Products infringing or violating the patent rights or other intellectual property rights of Third Persons;

          (e) the manufacturing, handling, possession, marketing, distribution, promotion, sale, importation or use of the Product by NeoSan or a Permitted Seller after the Closing Date including any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability, except to the extent such Damage is caused by Lilly Error (as defined in the Manufacturing Agreement), by a breach of this Agreement or the Manufacturing Agreement by Lilly or is an Excluded Liability;

          (f) NeoSan's failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder or under the Manufacturing Agreement or NeoSan's failure to comply with Applicable Laws relating to its using, importing, distributing, marketing, promoting and selling of the Product or NeoSan New Products on or following the Closing Date;

          (g) the handling, possession, marketing, distribution, promotion, sale, importation or use of any NeoSan New Product by NeoSan or any other Permitted Seller, including any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability; and

          (h) the negligence, gross negligence or willful misconduct of NeoSan, its Affiliates or its or its Affiliates' employees, agents or contractors (other than Lilly).

11.3 NOTICE AND OPPORTUNITY TO DEFEND. Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 11.1 or 11.2, such Party (the "Indemnified Party") will give the other Party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party will have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification. The assumption of the defense of a claim by the Indemnifying Party will be construed as a binding acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee for Damages in respect to such claim. If the Indemnifying Party undertakes to compromise or defend any such asserted liability, it will promptly (and in any event not more than ten (10) business days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability, provided that the Indemnified Party is not obligated to disclose legally privileged documents or information in such cooperation. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to timely notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement or the Manufacturing Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief (other than the payment of money damages) that could materially adversely affect the ongoing business of the Indemnified Party, the Indemnified Party will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, where such indemnification obligation exists hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim without consent of the other where such settlement or compromise would impose injunctive obligations on the non-settling or non-compromising Party or any Damages on the non-settling or non-compromising Party that are not subject to indemnification hereunder; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense (or at the Indemnifying Party's expense, in the circumstances described above (i.e., if the Indemnifying Party elects not to compromise or defend the asserted liability where such indemnification obligation exists hereunder)), in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party will make available to the Indemnifying Party any non-privileged books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the Indemnified Party which are made available to the Indemnifying Party hereunder will be held in strict confidence by the Indemnifying Party (except to the extent disclosure is reasonably necessary for the defense of such claim) and will be disclosed by the Indemnified Party to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim.

          Notwithstanding anything to the contrary in this Section 11.3, (a) the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner, and (b) to the extent the Indemnifying Party has elected to defend a claim, the Indemnifying Party will not cease to defend such claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

11.4 INDEMNIFICATION PAYMENT OBLIGATION. Notwithstanding anything in this Agreement to the contrary, Lilly and NeoSan will have no obligations under subsections 11.1 (a) and 11.2(a), respectively, of this Agreement and as incorporated by reference in the Manufacturing Agreement to indemnify the other Party (or its Affiliates or its or its Affiliates' directors, officers and employees) until the cumulative aggregate amount of Damages incurred or suffered by such other Party (or its Affiliates or its or its Affiliates' directors, officers and employees) which Lilly or NeoSan, as the case may be, is otherwise subject to under this Agreement and the Manufacturing Agreement exceeds one hundred thousand US Dollars (US$100,000) (the "Deductible Amount"), at which time Lilly or NeoSan will have the obligation under subsections 11.1 (a) and 11.2(a), respectively, of this Agreement and as incorporated by reference in the Manufacturing Agreement to indemnify the other Party (or its Af-filiates or its or its Affiliates' directors, officers and employees) only for Damages in excess of the Deductible Amount.

11.5 INDEMNIFICATION PAYMENT ADJUSTMENTS. The amount of any Damages for which indemnification is provided under this Article 11 will be reduced by the net insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that the foregoing will not under any circumstances reduce the Damages for which either Party is obligated to indemnify the other to the extent the insurance proceeds received result from a self-insurance program or are required to be repaid to the insurer upon recovery of Damages; provided, however, that to the extent that an insurance claim would be made under a self-insurance program, an Indemnified Party will not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder, and provided further that the Indemnifying Party will reimburse the Indemnified Party for the present value of any increased premiums directly attributable to such claims for the five year period following such increase, discounted at a 15% discount rate. To the extent the preceding sentence is applicable, if any Indemnified Party will have received any payment pursuant to this Article 11 with respect to any Damages and will subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, that in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages.

11.6 INDEMNIFICATION PAYMENT. Upon the final determination of liability and the amount of the indemnification payment under this Article 11, the Indemnifying Party will pay to the Indemnified Party, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

11.7 LIMITATION OF LIABILITY. EXCEPT FOR (i) THE COSTS OF RECALL ENUMERATED IN
     SECTION 10.3 OF THE MANUFACTURING AGREEMENT TO THE EXTENT SUCH COSTS CONSTITUTE INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, AND (ii) WTTH RESPECT TO DAMAGES INCURRED BY

     THIRD PERSONS FOR WHICH A PARTY HERETO OTHERWISE HAS AN INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 11.1 OR SECTION 11.2 OF THIS AGREEMENT OR
     SECTION 11.1 OF THE MANUFACTURING AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY'S OR ITS AFFILIATES' OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY'S OR A PARTY'S AFFILIATES' EMPLOYEES, AGENTS OR CONTRACTORS), ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN. NOTWITHSTANDING THE FOREGOING, A PARTY'S AGGREGATE LIABILITY TO THE OTHER PARTY UNDER THIS AGREEMENT AND THE MANUFACTURING AGREEMENT WITH RESPECT TO ALL INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES INCURRED BY THIRD PARTIES FOR WHICH SUCH PARTY HERETO OTHERWISE HAS AN INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 11.1 OR SECTION 11.2 OF THIS AGREEMENT OR SECTION 11.1 OF THE MANUFACTURING AGREEMENT WILL BE LIMITED TO FIVE MILLION US DOLLARS ($5,000,000).

11.8 INSURANCE. NeoSan will maintain at its own expense, with a reputable insurance carrier reasonably acceptable to Lilly, insurance coverage for NeoSan, written on a claims made basis, which will name Lilly as an additional insured, including errors and omissions insurance and comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages arising out of acts or omissions of NeoSan, which will be specifically endorsed to name Lilly as an additional insured. Minimum limits of such insurance (not warranted to be necessarily sufficient for the purposes of NeoSan's obligation under this Agreement or the Manufacturing Agreement) will be ten million US Dollars (US$10,000,000) annual aggregate coverage. Maintenance of such insurance coverage will not relieve NeoSan of any responsibility under this Agreement or the Manufacturing Agreement for damage in excess of insurance limits or otherwise. NeoSan will provide Lilly with a certificate from the insurer(s), evidencing such insurance coverage.

11.9 SURVIVAL. Each Indemnified Party's rights under Article 11 will not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement or the Manufacturing Agreement, unless such waiver expressly and in writing the Manufacturing Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Article 11.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns; provided that NeoSan may only assign this Agreement as follows:

          (a) NeoSan may freely make such assignments in NeoSan's sole discretion following the payment of the $211,400,000 pursuant to
               Section 2.1, for assignments wherein NeoSan remains liable for the assignee's performance hereunder; and

          (b) NeoSan may make such assignments following such payment only with Lilly's consent, which may not be unreasonably withheld, for assignments wherein NeoSan does not remain liable for the assignee's performance hereunder.

12.2 NOTICES. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

     If to Lilly, as follows:

          Eli Lilly and Company
          Lilly Corporate Center
          Indianapolis, Indiana 46285
          Facsimile: (317) 433-3000
          Attn: Executive Vice President, Pharmaceutical Products

     With a copy to:

          Eli Lilly and Company
          Lilly Corporate Center

          Indianapolis, Indiana 46285
          Facsimile: (317) 433-3000
          Attn: General Counsel

     If to NeoSan, as follows:

          NeoSan Pharmaceuticals Inc.
          2320 Scientific Park Drive
          Wilmington, NC 28405
          Facsimile: (910) 815-2387
          Attn: Mr. David Hurley, President

     With copies to:

          aaiPharma Inc.
          2320 Scientific Park Drive
          Wilmington, NC 28405
          Facsimile: (910) 815-2387
          Attn: Gregory S. Bentley, General Counsel
          Attn: Dr. Philip Tabbiner, President

     or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 12.2 by any Party hereto to the other Party.

12.3 WAIVER. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or NeoSan in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or NeoSan of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.4 ENTIRE AGREEMENT. This Agreement, the Manufacturing Agreement, each of their appendices, exhibits, schedules and certificates and all documents and certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

12.5 AMENDMENT. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

12.7 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.

12.8 CAPTIONS. All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

12.9 NO THIRD-PERSON RIGHTS. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement (except for the rights of a Party's Affiliates and its and its Affiliates' directors, officers and employees to receive indemnification from the other Party hereunder and except for rights of permitted assignees hereunder pursuant to Section 12.1).

12.10 CONSTRUCTION. This Agreement will be deemed to have been drafted by both Lilly and NeoSan and will not be construed against either Party as the draftsperson hereof. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) the term "including" or "includes" means "including without limitation" or "includes without limitation." Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified.

12.11 APPENDICES, EXHIBITS, SCHEDULES AND CERTIFICATES. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

12.12 NO JOINT VENTURE. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

12.13 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

12.14 FORCE MAJEURE. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its control despite its commercially reasonable best efforts to avoid, minimize, and resolve such cause as promptly as possible, said Party will (a) provide written notice of same to the other Party and (b) subject to its following obligations with respect to said Party's efforts to remove the disability, its obligations that are prevented from compliance by such force majeure are suspended, without liability, during such period of force majeure. Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected. The Party prevented from performing hereunder will use commercially reasonable best efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party's nonperformance. If the Closing Date has not occurred and the period of any previous actual nonperformance of Lilly because of Lilly force majeure conditions plus the anticipated future period of Lilly nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, NeoSan may terminate this Agreement immediately by written notice to Lilly. If the Closing Date has not occurred and the period of any previous actual nonperformance of NeoSan because of NeoSan force majeure conditions plus the anticipated future period of NeoSan nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, Lilly may terminate this Agreement immediately by written notice to NeoSan. When such circumstances as those contemplated herein arise, the Parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        ELI LILLY AND COMPANY


                                        By: /s/ John C. Lechleiter
                                            ------------------------------------
                                        Printed Name: John C. Lechleiter
                                        Title: Executive Vice President


                                        NEOSAN PHARMACEUTICALS INC.


                                        By: /s/ Dr. Philip Tabbiner
                                            ------------------------------------
                                            Dr. Philip Tabbiner
                                            President

                                    EXHIBIT A
                               LILLY BILL OF SALE

                                  BILL OF SALE

     KNOW ALL BY THESE PRESENTS, that for good and valuable consideration described in the Assignment Agreement (hereafter defined), the receipt and sufficiency of which are hereby acknowledged, Eli Lilly and Company, an Indiana corporation having offices at Lilly Corporate Center, Indianapolis, Indiana 46285 ("Lilly"), does hereby assign, sell, convey, transfer and deliver to NeoSan Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware with offices located at 2320 Scientific Park Drive, Wilmington, North Carolina 28405 ("NeoSan"), free and clear of Encumbrances other than Permitted Encumbrances, all of Lilly's right, title and interest in and to the Purchased Assets.

     This Bill of Sale is being delivered to NeoSan pursuant to that certain Assignment, Transfer and Assumption Agreement between Lilly and NeoSan dated the __________ day of ______________, 2002 (the "Assignment Agreement"), and nothing herein shall be construed as modifying or superseding the terms of the Assignment Agreement, the Manufacturing Agreement between Lilly and NeoSan dated the __________ day of ______________, 2002, or any document or agreement contemplated by the Assignment Agreement or Manufacturing Agreement. Capitalized terms not otherwise defined herein will have the meaning given to them in the Assignment Agreement.

     IN WITNESS WHEREOF, the undersigned duly authorized representative of Lilly has executed this Bill of Sale effective as of this __________ day of ____________, 2002.

                                        ELI LILLY AND COMPANY


                                        By:
                                            ------------------------------------
                                        Printed Name:
                                                      --------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT B
                                    GUARANTY

                                    Guaranty

     In consideration of Lilly's entering into that certain Assignment, Transfer and Assumption Agreement dated the ________ day of ________________, 2002 (the "Assignment Agreement") with NeoSan Pharmaceuticals Inc. ("Neosan"), which is a wholly-owned subsidiary of aaiPharma Inc., and that certain Manufacturing Agreement dated the ________ day of ______________, 2002 (the "Manufacturing Agreement") with NeoSan, aaiPharma Inc. hereby guaranties the performance by Neosan of Neosan's obligations under the Assignment Agreement and the Manufacturing Agreement, when and as due, subject to all defenses that Neosan may lawfully have with respect to any claims by Lilly.

                                        aaiPHARMA INC.


                                        By:
                                            ------------------------------------
                                        Printed Name:
                                                      --------------------------
                                        Title:
                                               ---------------------------------
                                        Dated:
                                               ---------------------------------

                                    EXHIBIT C
                      LOAN FACILITY HIGHLY-CONFIDENT LETTER

                   [BANC OF AMERICA SECURITIES LLC LETTERHEAD]

           HIGHLY CONFIDENT LETTER - SENIOR SECURED CREDIT FACILITIES

February [__], 2002

aaiPharma, Inc.
2320 Scientific Park Drive
Wilmington, NC 28405

Attention: Dr. Philip S. Tabbiner, D.B.A.

Dear Mr. Tabbiner:

You have advised Bane of America Securities LLC ("BAS") that aaiPharma, Inc. ("AAIPHARMA") intends to acquire the United States' rights to the Darvon(R) and Darvocet(R) branded product lines ("DARVON(R)") from Eli Lilly and Company (the "ACQUISITION"). You have further advised us that you propose to finance a portion of the Acquisition (including the refinancing of existing indebtedness) and related fees and expenses from at least $[**] million in senior secured credit facilities (the "FINANCING") comprised of (i) term loan facilities aggregating $[_________] and (ii) a $[_________] million revolving credit facility.

We are pleased to inform you that, based upon (and subject to) our understanding of the Acquisition and current market conditions and subject to the conditions set forth below, we are highly confident of our ability, as underwriter or placement agent, to sell or place the Financing in connection with the Acquisition. The structure, interest rate and yield, covenants and terms of, and the documentation for, the Financing will be as agreed upon by BAS and you based on market conditions at the time of the sale or placement and on the structure and documentation of the Acquisition and all the financing therefor.

Our confidence in our ability to consummate the sale or placement of the Financing is subject to: (i) the principal economic terms and structure of the Acquisition and the related financing components being on the terms as described to BAS on the date hereof with such other terms and conditions reasonably acceptable to BAS and the execution of documentation relating thereto reasonably satisfactory in form and substance to BAS; (ii) there not having occurred any material adverse change or development in the condition (financial or otherwise), results of operations, business or prospects of aaiPharma and Darvon(R) (including, without limitation, any legal or regulatory change or development), since December 31, 2001 or in the business plan of aaiPharma as provided to BAS, in each case, in BAS' reasonable judgment; and (iii) no new material adverse information concerning aaiPharma or Darvon(R) having come to the attention of BAS subsequent to the signing of this letter.

You acknowledge that BAS and its affiliates may share with each other any information related to you, (including information relating to creditworthiness), or the Acquisition or the financing therefor provided that BAS and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies related to non-public information and in accordance of BAS' obligations of non-disclosure and non-use to Eli Lilly and Company.

This letter is not intended to be and should not be construed as a commitment with respect to the underwriting, sale or placement of the Financing and creates no obligations or liability on our part or your part, or on the part of any of our respective affiliates, in connection therewith.

This letter is only for your benefit and no other person or entity shall be a third party beneficiary of this letter. Except as otherwise required by law or unless BAS has otherwise consented in writing, you are not authorized to show or circulate this letter to any other person or entity other than your advisors and to Eli Lilly and Company and its advisors.

Very truly yours,

BANC OF AMERICA SECURITIES LLC


By:
    ---------------------------------
    Managing Director

                                    EXHIBIT D
                     BOND FINANCING HIGHLY-CONFIDENT LETTER

                   [BANC OF AMERICA SECURITIES LLC LETTERHEAD]

               HIGHLY CONFIDENT LETTER - SENIOR SUBORDINATED NOTES

March 9, 2002

aaiPharma, Inc.
2320 Scientific Park Drive
Wilmington, NC 28405

Attention: Dr. Philip S. Tabbiner, D.B.A.

Dear Dr. Tabbiner:

You have advised Banc of America Securities LLC ("BAS") that aaiPharma, Inc. ("AAIPHARMA") intends to acquire the United States' rights to the Darvon(R) and Darvocet(R) branded product lines ("DARVON(R)") from Eli Lilly and Company (the "ACQUISITION"). You have further advised us that you propose to finance a portion of the Acquisition (including the refinancing of existing indebtedness) and related fees and expenses from at least $[[**]million in gross cash proceeds from the issuance of senior subordinated notes (the "SECURITIES") in a public offering or Rule 144A private placement with registration rights.

We are pleased to inform you that, based upon (and subject to) our understanding of the Acquisition and current market conditions and subject to the conditions set forth below, we are highly confident of our ability, as underwriter or placement agent, to sell or place the Securities in connection with the Acquisition. The structure, interest rate and yield, covenants and terms of, and the documentation for, the Securities will be as agreed upon by BAS and you based on market conditions at the time of the sale or placement and on the structure and documentation of the Acquisition and all the financing therefor. We have attached an indicative term sheet for the Securities for your review.

Our confidence in our ability to consummate the sale or placement of the Securities is subject to: (i) the principal economic terms and structure of the Acquisition and the related financing components being on the terms as described to BAS on the date hereof with such other terms and conditions reasonably acceptable to BAS and the execution of documentation relating thereto reasonably satisfactory in form and substance to BAS; (ii) there not having occurred any material adverse change or development in the condition (financial or otherwise), results of operations, business or prospects of aaiPharma or Darvon(R) (including, without limitation, any legal or regulatory change or development), since December 31, 2001 or in the business plan of aaiPharma as provided to BAS, in each case, in BAS' reasonable judgment;
(iii) there not having been any disruption or change or development in the market for new issues of high yield securities or the financial or capital markets in general, in the reasonable judgment of BAS, that could reasonably be expected to have a material adverse effect on the placement or sale of the Securities; (iv) the execution of a customary underwriting, purchase or placement agreement and the satisfaction of the conditions stated therein in all material respects, and of a customary indenture, registration rights agreement, if applicable, and other customary documentation, in each case with respect to the Securities, in form and substance reasonably satisfactory to BAS; (v) no new material adverse information concerning aaiPharma or Darvon(R) having come to the attention of BAS subsequent to the execution of this letter; and (vi) the Securities having been rated at least B- and B3 by Standard & Poors Ratings Group and Moody's Investor Service, Inc., respectively, with no notice of possible change to either such rating.

You acknowledge that BAS and its affiliates may share with each other any information related to you, (including information relating to creditworthiness), or the Acquisition or the financing therefor provided that BAS and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies related to non-public information and in accordance of BAS' obligations of non-disclosure and non-use to Eli Lilly and Company.

This letter is not intended to be and should not be construed as a commitment with respect to the underwriting, sale or placement of the Securities and creates no obligations or liability on our part or your part, or on the part of any of our respective affiliates, in connection therewith.

This letter is only for your benefit and no other person or entity shall be a third party beneficiary of this letter. Except as otherwise required by law or unless BAS has otherwise consented in writing, you are not authorized to show or circulate this letter to any other person or entity other than your advisors and to Eli Lilly and Company and its advisors.

Very truly yours,

BANC OF AMERICA SECURITIES LLC


By:
    ---------------------------------
    Managing Director

                                  SCHEDULE 1.6

                                   TRADEMARKS

GenericName                          Trademark    Country Name     Status     App In No   Filing Date   Reg No    Reg Date
-----------                         ----------   -------------   ----------   ---------   -----------   ------   ---------
PROPOXYPHENE NAPSYLATE AND          DARVOCET-N   United States   Registered                24-Sep-71    949683   02-Jan-73
ACETAMINOPHEN, LILLY                             of America
PROPOXYPHENE HYDROCHLORIDE, LILLY   DARVON       United States   Registered                             664975   29-Jul-58
                                                 of America
PROPOXYPHENE NAPSYLATE, LILLY       DARVON-N     United States   Registered                24-Sep-71    952573   06-Feb-73
                                                 of America

                                  SCHEDULE 1.20

                                   COPYRIGHTS

                                                            LILLY PUBLICATION ORDER
 INDEX                                                          NUMBER OR OTHER
NUMBER                     DESCRIPTION                    PUBLICATION IDENTIFICATION
------   ----------------------------------------------   --------------------------
  1      Ring in 1986 with the New Darvon Products               December 1985
         Special Offer

  2      1982 Fall Offer                                        September 1982

  3      A Continuing Tradition                                 September 1974

  4      Similar Yet Different                                     July 1983

  5      Darvocet N-100                                          August, 1976

  6      When Fever and Pain are Part of the Patient's          November, 1977
         Condition

  7      Pharmacokinetic differences of Analgesics...in           March, 1978
         humans

  8      When Pain is a Major Part of the Patient's             November, 1977
         Condition

  9      What do you Prescribe for the Relief of Acute            April, 1978
         Pain? What do you Prescribe for the Relief of
         Chronic Pain?

  10     When Pain is a Major Part of the Patient's              February, 197
         Condition

  11     What do you Prescribe for the Relief of Acute            April, 1970
         Pain? What do you prescribe for the Relief of
         Chronic Pain?
                                                                February, 1979
  12     Darvocet-N 100

  13     Dentist Dimension                                      April-June 1979

  14     The Most Recent information on Darvocet-N 100            June, 1979

  15     When do you see an Increase in Office Visits            October, 1978
         Due to the Aches and Pains of the Flu?

  16     Therapeutic Agents Useful in Dentistry                December 14, 1978

  17     To Help her Cope with Pain                             November, 1978

  18     When you Diagnose an Infection....                    January 22, 1979

  19     Darvocet-N 100                                            June,1978

                                  SCHEDULE 1.44

                                      NDAS

      U.S. NEW DRUG APPLICATIONS (NDAS) AND INVESTIGATIONAL NEW DRUG (IND)
                                  APPLICATIONS

                                  NDA/IND LIST

IND/NDA #    LY #   Product Description                            # of Vols   Date Withdrawn
---------   -----   -------------------                            ---------   --------------
48                  Darvon Compound - with A.S.A.                  1
320         29352   Darvon - Suspension                            1
1194                Darvon and Amytal and A.S.A.                   1
1218                Darvon and Aventyl                             2
3027                Darvon - N Propoxyphene Napsylate              2
1599        21720   Darvon (Ampoules)                              1
1656        29352   Darvon N - Dextro Propoxyphene Napsylate       6                02/67
5159        29352   Darvocet - Propoxyphene HCL w/ Acetaminophen   1                11/90
5655                Darvocet N - Suspension                        1                11/90
5727        29352   Darvocet N - Tablets                           8
10471               Darvon N - Pediatric Suspension                1
                                      APPROX. NUMBER OF IND VOLS   25

16-844              Darvocet tablet                                30
17-122              Darvocet N tablet                              73
17-507              Darvocet N 100 suspension                      3
10-996              Darvon pulvule no                              50
10-997              Darvon pulvule no. 364,365                     45
16-827              Darvon N pulvules                              40
16-829              Darvon N w/ A.S.A.                             4
16-861              Darvon N suspension                            15
16-862              Darvon N tablet                                20
16-863              Darvon N w/ A.S.A. tablet                      13
16-864              Darvocomp N-100 tablet                         7
12-032              Darvotran pulvules                             10
14-168              Darvon with ASA                                                 11/78
                                      APPROX. NUMBER OF NDA VOLS   300

                                  SCHEDULE 2.2

                           NET SALES VOLUME ADJUSTMENT
                   (ALL FIGURES ARE IN UNITED STATES DOLLARS)

                                 NET SALES VOLUME
    NET SALES OF PRODUCT*      ADJUSTMENT TO NEOSAN
----------------------------   --------------------
   [**] million or greater            None

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

[**] million to [**] million       [**] million

    [**] million or less           [**] million

* Net Sales of Product in this column represent, during any consecutive twelve (12) calendar month period occurring between (and including) January 1, 2002 and the last day of the calendar month that contains the first year anniversary of the Closing Date, the (i) Net Sales of Product by Lilly and
     (ii) the Net Sales of Product by NeoSan or other Permitted Sellers.

                                  SCHEDULE 3.7
                               COMBINATION PATENTS

                                     PATENTS

Patent Number    Date of Patent   Description
-------------    --------------   -----------
U.S. 4,594,358   06/10/86         Analgesic Method

                               PATENT APPLICATIONS

Application Number   Filing Date   Country                     Status
------------------   -----------   -------                     ------
60/188, 135          03/09/00      United States               Pending

Application Number   Filing Date   Country                     Status
------------------   -----------   -------                     ------
PCT/US 01/00009      01/16/01      Outside the United States   Pending

                                  SCHEDULE 4.1

                               EXPIRED TRADEMARKS

GenericName                               Trademark    Country Name     Status    App In No  Filing Date   Reg No   Reg Date
-----------                             ------------  -------------  -----------  ---------  -----------  -------  ----------
PROPOXYPHENE HYDROCHLORIDE AND          DARVOCET      United States  Expired                   September   950243  January 9,
ACETAMINOPHEN, LILLY                                  of America     January 9,                 24, 1971                 1973
                                                                     1979

PROPOXYPHENE NAPSYLATE, LILLY           DARVON S      United States  Expired                               810739     July 5,
                                                      of America     July 5,                                             1966
                                                                     1986

PROPOXYPHENE AND ACETYLSALICYLIC ACID,  DARVO-TRAN    United States  Expired                               697029     May 30,
LILLY                                                 of America     May 3, 1980                                         1960

ASPIRIN, PHENACETIN AND CAFFEINE,       DARVOCOMP-N   United States  Expired         82271     March 31,  1048852  September
LILLY PROXYPHENE NAPSYLATE                            of America     September                      1976             28, 1976
                                                                     28, 1982

PARMETHASONE, PROPOXYPHENE AND ASPIRIN  STERO-DARVON  United States  Expired                               809172     May 31,
                                                      of America     May 31,                                             1966
                                                                     1986

                                  SCHEDULE 4.8

                             WITHDRAWN/PENDING NDAS

                                      NDAS

IND/NDA #    LY #   Product Description                              # of Vols   Date Withdrawn
---------   -----   -------------------                              ---------   --------------
1656        29352   Darvon N - Dextro Propoxyphene Napsylate             6            02/67
5159        29352   Darvocet - Propoxyphene HCL w/ Acetaminophen 1                    11/90
5655                Darvocet N - Suspension                                           11/90
14-168              Darvon with ASA                                      1            11/78

                                  SCHEDULE 4.12

                            REGULATORY STATUS OF NDAS

                                      NONE

                                  SCHEDULE 4.14

                                REQUIRED CONSENTS

                                      NONE

                                  SCHEDULE 4.18

                               MATERIAL CONTRACTS

COUNTRY       AGREEMENT TYPE              ENTITY NAME          START DATE    END DATE
-------   ---------------------   --------------------------   ----------   ----------
U.S.                              N.Y.C.H.H.C                  12/05/2000   11/30/2002
U.S.                              N.Y.C.H.H.C                  12/05/2000   11/30/2002
U.S.      CONGRESSIONAL MANDATE   PHS-CE                       1/01/2002    3/31/2002
U.S.      CONGRESSIONAL MANDATE   FSS-PUBLIC HEALTH SE         10/01/2001   09/30/2002
U.S.      CONGRESSIONAL MANDATE   VETERANS ADMINISTRATION      10/01/2001   09/30/2002
U.S.      CONGRESSIONAL MANDATE   DEPT. OF VETERAN'S AFFAIRS   10/01/2001   09/30/2002
U.S.      CONGRESSIONAL MANDATE   MILITARY BUYING GROUP        10/01/2001   09/30/2002
U.S.      CONGRESSIONAL MANDATE   OTHER GOVERNMENT AGENCIES    10/01/2001   09/30/2002

                                  SCHEDULE 6.6

                                  PRESS RELEASE

AAIPHARMA(TM)                                                               NEWS
DEVELOPING CHEMISTRY INTO MEDICINE                                       RELEASE
2320 SCIENTIFIC PARK DRIVE                                               CONTACT
WILMINGTON NC 28405                                               AAIPHARMA INC.
                                                                      Bill Ginna
NASDAQ: AAII                                             Chief Financial Officer
                                                                     Jon Gavigan
                                                           Corporate Development
                                                                    910-254-7000
                                                       FEINSTEIN KEAN HEALTHCARE
                                                           Media: Harriet Ullman
                                                                    617-577-8110
                                                         MORGEN-WALKE ASSOCIATES
                                                         Investors: Sarah Torres
                                                    Financial Media: Dan Budwick
                                                                    212-850-5600

                                  Draft 2-15-02

FOR IMMEDIATE RELEASE

     aaiPharma Acquires Darvon(R) and Darvocet N(R) Pain Franchise from Eli
                                Lilly and Company

WILMINGTON, NORTH CAROLINA (MARCH ___, 2002) - aaiPharma Inc. (Nasdaq: AAII), a specialty pharmaceutical company, announced today that its NeoSan
Pharmaceuticals business unit purchased the United States rights to the Darvon(R) and Darvocet N(R) family of pain products from Eli Lilly and Company (NYSE: LLY).

Under the terms of the agreement, NeoSan will purchase the product line for $211.4 million plus royalties on future product reformulations. The Darvon(R) and Darvocet N(R) franchise will become the brand outlet for aaiPharma's pipeline of pain management products.

The completion of this transaction is awaiting clearance by the Federal Trade Commission and the Department of Justice of NeoSan Pharmaceutical's recent filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. With this approval and the closing of the transaction, the Darvon(R) and Darvocet N(R) family of products would become the latest addition to NeoSan's growing product portfolio.

"Darvon(R) and Darvocet N(R) represent a tremendous entry vehicle for NeoSan into the Pain Management Marketplace. Upon closing, we will begin to expand our sales and marketing operations to drive and grow this brand and our R&D programs to rapidly develop line extensions to better handle unmet patient needs," said Dr. Philip Tabbiner, President of NeoSan Pharmaceuticals.

The Darvon(R) and Darvocet N(R) family of pain products are indicated for mild to moderate pain, a specialty market segment which continues to experience solid growth in the US.

NeoSan Pharmaceuticals plans to market the Darvon and Darvoet N(R) family with its growing sales and contracting groups.

"With this acquisition, NeoSan Pharmaceuticals will take another step forward in its quest to build a robust and exciting pipeline of brands with proven safety and efficacy records," said Fred Sancilio, Ph.D., Chairman and CEO of aaiPharma. "As with the other products in our pipeline, we are poised to utilize our proven scientific expertise to enhance and grow these products, thereby maximizing their value for our shareholders."

ABOUT NEOSAN PHARMACEUTICALS

NeoSan Pharmaceuticals is a specialty pharmaceutical company that acquires, enhances, and markets branded drugs using the Company's proprietary product life cycle management expertise. Focusing on targeted therapeutic areas, the Company applies innovative technologies to increase the commercial potential of products with proven efficacy and safety histories. As an aaiPharma business unit, NeoSan Pharmaceuticals leverages more than 20 years of development experience and established industry relationships into unique pharmaceutical product commercialization opportunities. For more information, please visit www.neosan.com.

ABOUT AAIPHARMA

aaiPharma is an experienced leader in pharmaceutical research and development, uniquely positioned to leverage its long-term businesses and partnerships with major pharmaceutical companies into new product opportunities. Using its proprietary drug delivery technologies as well as its expertise in chemistry, the Company offers a capability to focus on the development, enhancement, and commercialization of mature and branded pharmaceutical products. For more information on aaiPharma, please visit www.aaipharma.com.

FORWARD-LOOKING STATEMENTS

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to future plans to use the acquired franchise to become the brand outlet for aaiPharma's pipeline of pain management products, future product improvements and line extensions, plans to expand the Company's sales force and efforts, and collaborative work among the Company's business units to leverage the capabilities of the other business units to improve NeoSan's products, including Darvon(R) and Darvocet N(R) products upon closing of the transaction. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to aaiPharma's or its individual business units' ability to successfully find, acquire, develop, improve, enhance the safety or efficacy of and sell, on a commercially profitable basis, pharmaceutical products without adversely affecting its fee-for-service client relationships or business opportunities. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on April 2, 2001, its Quarterly Reports on Form 10-Q filed with the SEC on November 13, 2001, including the exhibits thereof, its Form 8-Ks and its other periodic filings.

                                       ###

                                  SCHEDULE 6.15
                         PENDING REGULATORY SUPPLEMENTS

[**]

[**]

                                                                   Exhibit 10.11

      AMENDMENT NO. 1 TO THE ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT

     This Amendment No. l to the Assignment, Transfer and Assumption Agreement (the "Amendment") is executed as of the 28th day of March, 2002 ("Amendment Effective Date"), by and between Eli Lilly and Company ("Lilly") and NeoSan Pharmaceuticals Inc. ("NeoSan").

                                    RECITALS

     1. Lilly and NeoSan heretofore entered into that certain Assignment, Transfer and Assumption Agreement (the "Agreement") dated as of February 18, 2002.

     2. The parties now wish to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. As of the Effective Date (as defined in the Agreement), SCHEDULE 1.44 of the Agreement will be replaced in its entirety by SCHEDULE 1.44 attached to this Amendment and incorporated herein by reference.

     2. As of the Effective Date, SCHEDULE 4.8 of the Agreement will be replaced in its entirety by SCHEDULE 4.8 attached to this Amendment and incorporated herein by reference.

     3. As of the Effective Date, the last sentence of Section 6.2 will be replaced in its entirety with the following: "Lilly and NeoSan will deliver the information submissions described in (ii) above to the FDA by overnight delivery to be received by the FDA on the business day following the Closing Date."

     4. As of the Effective Date, the first sentence of Section 6.15 will be replaced in its entirety with the following: "On the Closing Date, Lilly will transfer the NDAs to NeoSan; provided, however, that the information submissions described in (ii) of Section 6.2 will be sent by Lilly and NeoSan to the FDA via overnight delivery to be received by the FDA on the business day following the Closing Date."

     5. In all other respects, the Agreement shall remain in full force and effect.

     6. This Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which together constitute a single instrument.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into by their duly authorized representatives as of the date first above written.

ELI LILLY AND COMPANY                   NEOSAN PHARMACEUTICALS INC.


By: /s/ John C. Lechleiter              By:
    ---------------------------------       ------------------------------------
Printed Name: John C. Lechleiter        Printed Name:
Title: Executive Vice President                       --------------------------
                                        Title:
                                               ---------------------------------

     IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into by their duly authorized representatives as of the date first above written.

ELI LILLY AND COMPANY                   NEOSAN PHARMACEUTICALS INC.


By:                                     By: /s/ David M. Hurley
    ---------------------------------       ------------------------------------
Printed Name:                           Printed Name: David M. Hurley
              -----------------------   Title: President of Neosan
Title:                                          Pharmaceuticals
       ------------------------------

                       AMENDMENT NO. 2 TO THE ASSIGNMENT,
                        TRANSFER AND ASSUMPTION AGREEMENT

     This Amendment No. 2 to the Assignment, Transfer and Assumption Agreement (the "Amendment") is executed as of the 31st day of October, 2002 and effective as of March 28, 2002 (the "Effective Date"), by and between Eli Lilly and Company ("Lilly") and aaiPharma LLC (f/k/a NeoSan Pharmaceuticals Inc.) ("aaiPharma LLC").

                                    RECITALS

     1. Lilly and aaiPharma LLC heretofore entered into that certain Assignment, Transfer and Assumption Agreement (the "Agreement") dated as of February 18, 2002 and entered into that certain Amendment No. 1 ("Amendment No. 1") dated as of March 28, 2002.

     2. The parties now wish to further amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein will have the meaning given to them in the Agreement. All references in the Agreement and Amendment No. 1 to "NeoSan Pharmaceuticals, Inc." are hereby replaced by references to "aaiPharma LLC", and all references in the Agreement and Amendment No. 1 to "NeoSan" are hereby replaced by references to "aaiPharma LLC".

     2. As of the Effective Date, SCHEDULE 1.6 of the Agreement will be replaced in its entirety by SCHEDULE 1.6 attached to this Amendment and incorporated herein by reference.

     3. As of the Effective Date, Section 1.12 of the Agreement will be replaced in its entirety with the following:

          "1.12 BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records (including scientific, regulatory and financial) owned by Lilly or an Affiliate of Lilly to the extent, and only to the extent, they are significantly related to the Purchased Assets (including the Products or the manufacture, marketing, promotion, sale or distribution thereof), including the DMFs, any sales records, pricing lists, customer lists (to the extent owned by Lilly or its Affiliates), vendor lists, financial data, regulatory information or files (including adverse event reports and annual regulatory reports), litigation files, patent prosecution files, adverse claims or demands, investigation information or files, trademark registration certificates, trademark renewal certificates.

     4. As of the Effective Date, SCHEDULE 1.44 of the Agreement will be replaced in its entirety by SCHEDULE 1.44 attached to this Amendment and incorporated herein by reference. The attached SCHEDULE 1.44 replaces and supersedes the SCHEDULE 1.44 in the Agreement and Amendment No. 1.

     5. As of the Effective Date, SCHEDULE 4.8 of the Agreement will be replaced in its entirety by SCHEDULE 4.8 attached to this Amendment and incorporated herein by reference. The attached SCHEDULE 4.8 replaces and supersedes the
SCHEDULE 4.8 in the Agreement and Amendment No. 1.

     6. As of the Effective Date, a new Section 1.71 is hereby added and will read as follows:

          "1.71 "DMFS" mean those drug master files listed in SCHEDULE 1.71 attached hereto."

     7. As of the Effective Date, the SCHEDULE 1.71 attached hereto and incorporated herein by reference will be SCHEDULE 1.71 of the Agreement.

     8. As of the Effective Date, Section 3.5 will be replaced in its entirety with the following:

          "3.5 GRANT OF LICENSE TO LILLY.

          (a) Subject to the terms and conditions set forth herein, as of the Closing Date, aaiPharma LLC hereby grants to Lilly and its Affiliates, for no additional consideration, and Lilly and its Affiliates accept, a royalty-free, non-exclusive license, with a right to sublicense, except as limited below, in the United States under the Product Intellectual Property, the NDAs, the DMFs and the Marketing Materials solely to manufacture, or to have manufactured, the Products for aaiPharma LLC under the Manufacturing Agreement and otherwise fulfill its obligations thereunder; provided, however, that the non-exclusive license granted by aaiPharma LLC above will terminate effective upon the termination of the Manufacturing Agreement.

          (b) Subject to the terms and conditions set forth herein, as of the Closing Date, aaiPharma LLC hereby grants to Lilly and its Affiliates, for no additional consideration, and Lilly and its Affiliates accept, an exclusive, royalty-free license, with the right to sublicense, under the Marketing Materials, DMFs, Copyrights and Assigned Trade Dress to sell, distribute, use, offer to sell, import, market and promote the Product outside the United States or to make or have made the Product inside the United States for selling, distributing, using, offering to sell, importing, marketing and promoting the Product outside of the United States. The license granted pursuant to this Section 3.5(b) will terminate with respect to the Copyrights, the Marketing Materials, the DMFs or the Assigned Trade Dress on aaiPharma LLC's receipt of written notification from Lilly that it is abandoning its license with respect to the Copyrights, the Marketing Materials, the DMFs and the Assigned Trade Dress.

     9. As of the Effective Date, the first sentence of Section 4.1 will be replaced in its entirety with the following:

          "Lilly represents and warrants that the Product Intellectual Property (other than the Assigned Trade Dress), Marketing Materials, the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress) and the Licensed Technology (collectively, the "Intellectual Property") and the Assigned Trade Dress, Common Law Licensed Trade Dress and DMFs contain all the Patents, Know-How, technology, trade secrets, trademarks, and trade dress necessary to conduct the Activities or to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, import (into the United States), promote and co-promote Products in the United States."

     10. As of the Effective Date, the fourth sentence of Section 4.1 will be replaced in its entirety with the following: "For avoidance of doubt, "Intellectual Property" does not mean or include the Assigned Trade Dress, Common Law Licensed Trade Dress or the DMFs."

     11. As of the Effective Date, the first sentence of Section 4.8 will be replaced in its entirety with the following: "Except with respect to those of the NDAs listed in part c. of SCHEDULE 4.8 attached hereto, Lilly represents and warrants that Lilly has furnished aaiPharma LLC with access to a complete copy of the NDAs, including all amendments and supplements thereto, and that Lilly has no new drug applications or INDs pertaining to propoxyphene-based pharmaceutical products, whether issued, pending, abandoned, withdrawn, or in draft form, other than those pertaining to the NDAs."

     12. As of the Effective Date, subpart (ii) of the second sentence of
Section 4.8 will be replaced in its entirety with the following: "(ii) except with respect to those of the NDAs listed in SCHEDULE 4.8 attached hereto which are designated as never having been approved by the FDA, each of the NDAs has been approved by FDA, and, except with respect to those of the NDA's listed in part a. of SCHEDULE 4.8 attached hereto, nothing has come to the attention of Lilly which has led Lilly to believe that any of the NDAs are not in good standing with the FDA."

     13. As of the Effective Date, the reference to "SCHEDULE 4.8" in the sixth sentence of Section 4.8 will be replaced in its entirety with "part b. of
Schedule 4.8."

     14. As of the Effective Date, the last sentence of Section 4.8 will be replaced in its entirety with the following: "Except for the representation and warranty contained in this Section 4.8, aaiPharma LLC has had full and adequate opportunity to review and evaluate the NDAs (except as otherwise disclosed in SCHEDULE 4.8 attached hereto), aaiPharma LLC is relying upon its own judgment and experience in connection with all of the NDAs, and Lilly is assigning, selling, conveying, transferring and delivering all of the NDAs to aaiPharma LLC "AS IS"."

     15. As of the Effective Date, subpart (c) of the first sentence of Section
4.14 will be replaced in its entirety with the following: "(c) any filing reasonably requested by aaiPharma LLC as may be necessary to change the records of ownership of the DMFs with the ED A or to change the records of ownership in the U.S. Trademark or Copyright Office,".

     16. As of the Effective Date, the last sentence of Section 6.15 will be replaced in its entirety with the following: "Upon the Closing Date, aaiPharma LLC hereby grants to Lilly the right to reference the NDAs and DMFs for purposes of performing the Permitted Uses and obtaining and/or maintaining marketing authorizations outside of the United States.

     17. In all other respects, the Agreement, as amended by Amendment No. 1, shall remain in full force and effect.

     18. This Amendment No. 2 may be executed in any number of counterparts, each of which will be deemed an original but all of which together constitute a single instrument.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be entered into by their duly authorized representatives as of the date first above written.

ELI LILLY AND COMPANY                   aaiPHARMA LLC


By: /s/ John C. Lechleiter              By: /s/ /s/ David Hurley
    ---------------------------------       ------------------------------------
Printed Name: John C. Lechleiter        By: David Hurley
Title: Executive V.P.                   Title: President

                                 SCHEDULE 1.44

                                      NDAS

      U.S. NEW DRUG APPLICATIONS (NDAS) AND INVESTIGATIONAL NEW DRUG (IND)
                                  APPLICATIONS

                                  NDA/IND LIST

                                                                                 Date Withdrawn or
IND/NDA#    LY #                 Product Description                 # of Vols      Inactivated
--------   -----   ----------------------------------------------   ----------   -----------------
48                 Darvon Compound - with A.S.A.                    1                  04/65
320        29352   Darvon - Suspension                              1                  02/66
1,194              Darvon and Amytal and A.S.A.                     1                  07/67
1,218              Darvon and Aventyl                               2                  10/65
1,357              Stero Darvon with ASA                            3                  02/68
3,029              Darvon - N Propoxyphene Napsylate                2                  01/69
1,599      21720   Darvon (Ampoules)                                1                  02/67
1,656      29352   Darvon N - Dextro Propoxyphene Napsylate         6                  11/90
5,159      29352   Darvocet - Propoxyphene HCL w/ Acetaminophen     1                  11/90
5,655              Darvocet N - Suspension                          1                  06/84
5,727      29352   Darvocet N - Tablets                             9
10,471             Darvon N - Pediatric Suspension                  1                  05/84
                   Propoxyphene derivatives, dextro, sustained
1,393              action                                           2                  08/68
9,750              Propoxyphene napsylate and methadone HCL         1                  09/80
                   APPROX. NUMBER OF IND VOLS                       32
16-844             Darvocet tablet                                  30
17-122             Darvocet N tablet                                76
17-507             Darvocet N 100 suspension                        3
10-996             Darvon pulvule                                   50
10-997             Darvon pulvule no. 364,365                       47
16-827             Darvon N pulvules                                38
16-829             Darvon N w/ A.S.A.                               4
16-861             Darvon N suspension                              13
16-862             Darvon N tablet                                  20
16-863             Darvon N w/ A.S.A. tablet                        13

16-864             Darvocomp N-100 tablet                           7
12-032             Darvotran pulvules                               10                  03/75
14-768             Stero-Darvon with ASA                            13                  11/78
16-828             Darvon-N Compound 100 with aspirin, phenacetin   4                     NA
                   and caffeine
17-124             Actimets Darvon                                  4                     NA
13-804             Darvon Injection                                 11                  11/65
12-928             Levo-propoxyphene napsylate pulvules             9
10-995             Darvon with A.S.A. pulvules                      2                   09/71
13-662             Propoxyphene napsylate suspension                8                   08/71
12-629             Levo-propoxyphene oxide HCL                      none found          08/71
13-097             Levo-propoxyphene with aspirin                   2                   06/77
                   APPROX. NUMBER OF NDA VOLS                       364

NA = NEVER APPROVED

                                 SCHEDULE 1.71

                                      DMFS

DMF#              Compound/location                Status
----   --------------------------------------   -----------
4886   propoxyphene hydrochloride- Mayaguez     current
5430   propoxyphene hydrochloride- Tippecanoe   not current
4880   propoxyphene napsylate- Mayaguez         current
5477   propoxyphene napsylate- Tippecanoe       not current

                                  SCHEDULE 4.8

                             A. WITHDRAWN INDS/NDAS

IND/NDA #    LY#                  Product Description                # of Vols   Date Withdrawn
---------   -----   ----------------------------------------------   ---------   --------------
1,357               Stero Darvon with ASA                            3           02/68
1,599       21720   Darvon (Ampoules)                                1           02/67
1,656       29352   Darvon N - Dextro Propoxyphene Napsylate         6           11/90
5,159       29352   Darvocet - Propoxyphene HCL w/ Acetaminophen     1           11/90
12-032              Darvotran pulvules                               10          03/75
14-768              Darvon with ASA                                  13          11/78
10-995              Darvon with A.S.A. pulvules                      2           09/71
13-662              Propoxyphene napsylate suspension                8           08/71
12-629              Levo-propoxyphene oxide HCL                      0           08/71
13-097              Levo-propoxyphene with aspirin                   2           06/77
1,393               Propoxyphene derivatures, dextro, sustained      2           08/68
                    action
9750                Propoxyphene napsylate and methadone             1           09/80
13-804*             Darvon Injection                                 11          11/65
16-828*             Darvon N compound 100 with aspirin, phenacetin   4           NA
                    and caffeine
17-124*             Actimets Darvon                                  4           NA

                                  B. FORM 483S

     Form 483 issued by the FDA November 10, 1999 with respect to Lilly's Mayaguez, Puerto Rico facility

                  C. COPIES NOT MADE AVAILABLE TO AAIPHARMA LLC

IND/NDA #    LY#                  Product Description                # of Vols   Date Withdrawn
---------   -----   ----------------------------------------------   ---------   --------------
12-928              Levo-Propoxyphene napsylate pulvules             9
1,357               Stero Darvon with ASA                            3           02/68
10-995              Darvon with A.S.A. pulvules                      2           09/71
13-662              Propoxyphene napsylate suspension                8           08/71
12-629              Levo-propoxyphene oxide HCL                      0           08/71
13-097              Levo-propoxyphene with aspirin                   2           06/77

1,393               Propoxyphene derivatures, dextro, sustained      2           08/68
                    action
9,750               Propoxyphene napsylate and methadone HCL         1           09/80
13-804*             Darvon Injection                                 11          11/65

*    NDAs never approved by FDA